UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

_____________________________

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First Watch Restaurant Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
April 8, 2026
Dear First Watch Restaurant Group, Inc. Stockholder:
We are pleased to invite you to join us at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (the “Company” or “First Watch”), to be held at 8:00 a.m. Eastern Time on Wednesday, May 20, 2026 by means of a live, virtual-only online webcast.
The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon during the Annual Meeting. At the meeting, we also will provide an opportunity for you to ask questions pertaining to our business, as further detailed in the accompanying Proxy Statement.
Whether you own a few or many shares of First Watch stock and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented at the Annual Meeting. Your vote is important and we ask that you please cast your vote as soon as possible.

Sincerely,
Chris Tomasso
President and Chief Executive Officer

First Watch Restaurant Group, Inc.
8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First Watch Restaurant Group, Inc.:
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) will be held at 8:00 a.m. Eastern Time on Wednesday, May 20, 2026 by means of a live, virtual-only online webcast at www.virtualshareholdermeeting.com/FWRG2026 for the following purposes, as more fully described in the accompanying proxy statement:

(1)To elect three Class II directors of the Company, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal;
(2)To approve, in an advisory non-binding vote, the compensation paid to the Company’s named executive officers (“say-on-pay vote”);

(3)An advisory non-binding vote on the frequency of future say-on-pay votes;

(4)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2026 fiscal year; and
(5)To transact any other business that is properly presented during the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record as of the close of business on March 23, 2026, the record date, are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements thereof, and such stockholders may also submit questions and view the list of our stockholders of record during the Annual Meeting.

We cordially invite you to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible via the Internet, by telephone or, if you received a paper copy of the proxy materials, by signing, dating and returning the accompanying proxy card or voting instruction form by mail. As more fully described in the accompanying proxy statement, you may revoke your proxy and reclaim your right to vote your shares at any time prior to its use.

Sincerely,
Jay Wolszczak
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2026
The Notice of the 2026 Annual Meeting of Stockholders, the proxy statement, the form of proxy card and the 2025 Annual Report to Stockholders are available at:
https://www.proxyvote.com

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof. Our Annual Meeting will be held at 8:00 a.m. Eastern Time on Wednesday, May 20, 2026 by means of a live, virtual-only online webcast.
Only stockholders of record as of the close of business on March 23, 2026 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, there were 61,625,155 shares of common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding and entitled to vote during the Annual Meeting.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials, including this proxy statement and our 2025 Annual Report to Stockholders (the “2025 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 (the “Form 10-K”), to our stockholders primarily via the Internet. On or about April 8, 2026, we mailed to substantially all of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on accessing our proxy materials on the Internet and voting and we mailed a printed copy of this proxy statement, a proxy card and our 2025 Annual Report to our other stockholders. If you received a Notice of Internet Availability and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice of Internet Availability.
All references in this Proxy Statement to “we,” “us” and “our” refer to First Watch Restaurant Group, Inc. All references to fiscal 2025 reflect the results of the 52-week fiscal year ended December 28, 2025. All references (i) to fiscal 2026 are to the fiscal year ending December 27, 2026, (ii) to fiscal 2024 are to the fiscal year ended December 29, 2024, (iii) to fiscal 2023 are to the fiscal year ended December 31, 2023, and (iv) to fiscal 2022 are to the fiscal year ended December 25, 2022.
QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
What is the purpose of our Annual Meeting?
Our Annual Meeting will be held for the following purposes:
(1)To elect three Class II directors, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal. We refer to this as the “Director Election Proposal.”
(2)To approve, in an advisory non-binding vote, the compensation paid to our named executive officers. We refer to this as the “Say-On-Pay Proposal.”

(3)An advisory non-binding vote on the frequency of future stockholder advisory votes regarding the compensation paid to our named executive officers. We refer to this as the “Frequency of Say-On-Pay Proposal.”

(4)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal 2026. We refer to this as the “Auditor Ratification Proposal.”

First Watch Restaurant Group, Inc.	1	2026 Proxy Statement

(5)To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements thereof.
In addition, senior management will respond to stockholders’ questions pertaining to the business of the Company at the Annual Meeting.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability to substantially all of our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice of Internet Availability.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and diminish the incremental impact of our Annual Meeting, a single Notice of Internet Availability or a single proxy statement and 2025 Annual Report, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. Upon written or oral request, we will promptly deliver individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our Secretary by mail at First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, Florida 34201 or by phone at (941) 907-9800. If you are a beneficial owner, you may contact the broker, bank or other nominee where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.
How can I attend the Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the Annual Meeting.
The Annual Meeting will be conducted virtually by means of a live audio webcast. We will not conduct an in-person meeting of stockholders in 2026. Stockholders may attend the Annual Meeting and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FWRG2026. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card, on the notice you received from your broker, bank or other intermediary or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. If you are a beneficial owner of shares held in “street name,” you may also attend the Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote during the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares during the Annual Meeting. If you are a beneficial owner of shares registered in the name of a bank, broker or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance via the Internet, by telephone or, if you received a paper copy of the proxy materials, by signing, dating and returning the

First Watch Restaurant Group, Inc.	2	2026 Proxy Statement

accompanying proxy card or voting instruction form by mail, so that your vote will be counted if you later decide not to attend the Annual Meeting. You will find more information on the matters on which we are asking stockholders to vote on the following pages.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting at www.virtualshareholdermeeting.com/FWRG2026. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time.
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending or having to attend the Annual Meeting, please follow the instructions for Internet voting on the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also vote by telephone or by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voting instruction form provided by your bank, broker or other nominee and returning it by mail, if you are the beneficial owner but not the stockholder of record.
What are the voting rights of First Watch stockholders?
Each holder of shares of our Common Stock is entitled to one vote on each of the three Class II director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of Common Stock owned by that stockholder on the Record Date.
What is the difference between holding shares as a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name through Computershare Trust Company, N.A., our transfer agent, you are considered a “stockholder of record.” If your shares are held in a brokerage account, bank or through another intermediary, you are considered a “street name” holder.
What constitutes a quorum?
The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. If you submit a properly executed proxy or voting instruction card or properly cast your vote via the Internet or by telephone, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. Under Delaware law, we also will consider as present for purposes of determining whether a quorum exists any abstentions and any shares represented by “broker non-votes.”
How do I vote?
You can vote in any of the following ways. Please check your proxy card or contact your broker for voting instructions.
If your shares are registered in your name (as a stockholder of record)
To vote via the Internet: Log on to the website set forth in the Notice of Internet Availability or the proxy card mailed to you and follow the instructions.
To vote by telephone: If you received a printed copy of the proxy materials, call the toll-free number set forth in the proxy card mailed to you and follow the instructions.

To vote by mail: If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

First Watch Restaurant Group, Inc.	3	2026 Proxy Statement

To vote during the meeting: Log onto the website www.virtualshareholdermeeting.com/FWRG2026, follow the instructions and vote at the Annual Meeting via the Internet.
If your shares are held in “street name”
You should give instructions to your broker, bank or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), the Director Election Proposal, Say-On-Pay Proposal and Frequency of Say-On-Pay Proposal are non-routine and, as such, a broker, bank or other nominee does not have the discretion to vote on the Director Election Proposal, Say-On-Pay Proposal and Frequency of Say-On-Pay Proposal if such broker, bank or other nominee has not received instructions from the beneficial owner of the shares represented. The Auditor Ratification Proposal is considered a routine proposal and may be voted on by a broker, bank or other nominee in the absence of instructions.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a registered holder of shares, after your initial vote you may change your vote at a later date by telephone or via the Internet by submitting a subsequently dated proxy by mail (only your latest proxy submitted prior to the Annual Meeting will be counted) or by attending the Annual Meeting and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy and change your vote.
What vote is required to approve each proposal at the Annual Meeting?
Proposal 1 — Director Election Proposal.
The vote required to elect our three Class II directors, each for a term of three years or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the proposal. You may vote “FOR” or “WITHHOLD” with respect to each nominee. The three director nominees who receive the greatest number of “FOR” votes will be elected. Votes that are “withheld” with respect to a director nominee will not affect the outcome of the vote. There will not be any abstentions, and broker non-votes will have no effect on the election of directors.

Proposal 2 — Say-On-Pay Proposal.

The vote required to approve the Say-On-Pay Proposal is the affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposal 2: Say-On-Pay Proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote.

Proposal 3 — Frequency of Say-On-Pay Proposal.

The frequency (every 1, 2 or 3 years) that receives the affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal will be considered to be the frequency approved as the stockholders’ preference on the Frequency of Say-On-Pay Proposal. This is the voting standard under Delaware law and our amended and restated bylaws (our “bylaws”). Because there are multiple frequency options presented, it is possible that no frequency will receive a majority vote. In such a case, we will consider the frequency option that receives the most votes by the holders of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal to be the frequency selected. Abstentions and broker non-votes will have no effect on the outcome of this vote.

First Watch Restaurant Group, Inc.	4	2026 Proxy Statement

Proposal 4 — Auditor Ratification Proposal.
The vote required to approve the Auditor Ratification Proposal is the affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposal 4: Auditor Ratification Proposal. Abstentions will have the same effect as a vote against this proposal. Because brokers have discretionary authority to vote on this proposal, there will be no broker non-votes on this proposal.

How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•FOR Proposal 1: Director Election Proposal;
•FOR Proposal 2: Say-On-Pay Proposal;

•FOR EVERY ONE YEAR for Proposal 3: Frequency of Say-On-Pay Proposal; and

•FOR Proposal 4: Auditor Ratification Proposal.

How will the persons named as proxies vote?
If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.
With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.
How are proxies being solicited and who will pay for the cost of soliciting proxies?
We have retained Alliance Advisors, LLC (“Alliance Advisors”), a proxy solicitation firm, to assist us in the proxy solicitation process. We will pay for the cost of soliciting proxies, including the cost of Alliance Advisors’ services. We anticipate that, for Alliance Advisors’ solicitation services, we will pay approximately $20,000 plus reimbursement of Alliance Advisors’ out-of-pocket expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of Common Stock held of record by them.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

First Watch Restaurant Group, Inc.	5	2026 Proxy Statement

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL
Our Board currently consists of nine directors divided into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Class I directors serve for a term expiring at the 2028 Annual Meeting of Stockholders, Class II directors serve for a term expiring at the Annual Meeting and Class III directors serve for a term expiring at the 2027 Annual Meeting of Stockholders. At this Annual Meeting and each Annual Meeting of Stockholders thereafter, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, or until their successors have been duly elected and qualified. In 2025, Tricia Glynn and David Paresky resigned from the Board and Rachel Tipograph joined the Board. In connection with the resignations of Ms. Glynn and Mr. Paresky, the Board decreased the number of directors of the Company from ten to nine and William Kussell consented to re-appointment as a Class III director of the Company. The process by which each of Irene Chang Britt and Rachel Tipograph was selected as a director candidate was through a recommendation by an independent director, and the process by which Charles Jemley was selected as a director candidate was through a search process organized by a nationally recognized third-party placement firm.

Our Board of Directors: Independence and Nominees
The business and affairs of the Company are managed by or under the direction of the Board. The Board is currently composed of nine members. Other than Christopher A. Tomasso, our President and Chief Executive Officer (“CEO”), our Board is entirely composed of independent directors.
Our Board has affirmatively determined that each of Ralph Alvarez, Irene Chang Britt, Michael Fleisher, Charles Jemley, William Kussell, Stephanie Lilak, Jostein Solheim and Rachel Tipograph are independent directors under the applicable rules of Nasdaq. The Board has affirmatively determined that the directors that serve on our Audit Committee, Messrs. Alvarez, Fleisher, Jemley and Solheim, each meet the heightened independence requirements for the purposes of serving on the Audit Committee under the applicable rules of Nasdaq and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the directors that serve on our Compensation Committee, Mr. Alvarez, Mr. Fleisher and Ms. Lilak, each meet the heightened independence requirements for the purposes of serving on the Compensation Committee under the applicable rules of Nasdaq and the Exchange Act.
Our Class I directors are Michael Fleisher, Stephanie Lilak and Jostein Solheim; our Class II directors are Irene Chang Britt, Charles Jemley and Rachel Tipograph; and our Class III directors are Ralph Alvarez, William Kussell and Christopher A. Tomasso.
The Board recommends that Irene Chang Britt, Charles Jemley and Rachel Tipograph, our Class II directors, be elected to serve for a three-year term until the 2029 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. If Irene Chang Britt, Charles Jemley or Rachel Tipograph become unavailable for any reason, including a situation which is not anticipated, substitute nominees may be proposed by the Board, and any shares represented by proxy will be voted for the substitute nominee, unless the Board reduces the number of directors.

First Watch Restaurant Group, Inc.	6	2026 Proxy Statement

The following table sets forth certain information concerning the nominees for Class II directors and each of the other members of the Board:

	Class	Age	Position	Director Since	Current Term Expires
Directors with Term expiring at the Annual Meeting/Nominee
Irene Chang Britt..........................	II	63	Director	2023	2026
Charles Jemley..............................	II	62	Director	2024	2026
Rachel Tipograph.........................	II	39	Director	2025	2026
Continuing Directors
Ralph Alvarez...............................	III	70	Director and Chair of the Board	2019	2027
William Kussell............................	III	67	Director	2019	2027
Christopher A. Tomasso...............	III	55	President, Chief Executive Officer and Director	2019	2027
Michael Fleisher...........................	I	61	Director	2024	2028
Stephanie Lilak.............................	I	56	Director	2022	2028
Jostein Solheim.............................	I	60	Director	2023	2028

Class II Nominees for Election for a Three-year Term Expiring at the 2029 Annual Meeting
Irene Chang Britt
Ms. Britt has served as a director since July 2023. Ms. Britt served as President and Divisional CEO of Pepperidge Farm, Inc. and Senior Vice President, Global Baking and Snacking for the Campbell Soup Company from 2012 until her retirement in 2015. Irene joined Campbell Soup Company in 2005 and held a variety of leadership positions during her tenure with the company. Prior to joining Campbell Soup Company, Ms. Britt held a number of leadership positions within Kraft Foods Group, Inc. and Nabisco, Inc. Prior thereto, she spent more than a decade at Kimberly-Clark Corporation, where she held key assignments in marketing, sales and R&D leadership. She currently serves on the boards of IDEXX Laboratories, Inc., a veterinary animal health care innovator, and Victoria’s Secret and Co., a specialty retailer of women’s intimate and other apparel and beauty products. Previously, she also served on the boards of Brighthouse Financial, Inc., Dunkin’ Brands Group, Inc., Tailored Brands, Inc., TerraVia Holdings, Inc. and Sunoco, Inc.
Ms. Britt’s qualifications to serve on our Board include her extensive management expertise and leadership experience on several boards of directors across multiple industries.
Charles Jemley

Mr. Jemley has served as a director since August 2024. He served as the Chief Financial Officer at Dutch Bros Inc., an operator and franchisor of drive-thru customizable hot and cold beverage shops, from August 2021 to May 2024 when he transitioned to his current role of Strategic Advisor. He also served as the Chief Financial Officer of Dutch Bros OpCo from January 2020 to May 2024. Previously, Mr. Jemley served as the Chief Financial Officer of CKE Restaurants Holdings, Inc. from July 2018 to December 2019. Prior thereto, he held numerous leadership positions at Starbucks Corporation from February 2006 to January 2018 and at Yum! Brands, Inc. from April 1990 to January 2006. He currently sits on the board of directors of Four Corners Property Trust, Inc., a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties.

Mr. Jemley’s qualifications to serve on our Board include his extensive management expertise and leadership experience.

First Watch Restaurant Group, Inc.	7	2026 Proxy Statement

Rachel Tipograph
Ms. Tipograph has served as a director since December 2025. She is the founder of MikMak, a leading commerce enablement and analytics software company, where she has served as the Chief Executive Officer since 2014. Previously, she was the Global Head of Digital and Social Media at Gap Inc., a global fashion apparel retailer, from July 2011 to April 2014.
Ms. Tipograph’s qualifications to serve on our Board include her extensive digital media, marketing and management expertise.
Class I Directors Continuing in Office Until the 2028 Annual Meeting

Michael Fleisher
Mr. Fleisher has served as a director since November 2024. He served as Chief Financial Officer of Wayfair Inc. (“Wayfair”), an e-commerce company specializing in home goods, furniture, décor, and housewares, from October 2013 to November 2022. Prior to joining Wayfair, Mr. Fleisher was Vice Chairman, Strategy and Operations of Warner Music Group from 2008 to 2011 and Executive Vice President and Chief Financial Officer from 2005 to 2008. He was previously the Chief Executive Officer of Gartner, Inc. from 1999 to 2004.

Mr. Fleisher’s qualifications to serve on our Board include his extensive management expertise and leadership experience.

Stephanie Lilak
Ms. Lilak has served as a director since June 2022. She has served as Executive Vice President and Chief People Officer of Mondelēz International, Inc., a multinational confectionery, food, beverage and snack food company, since January 2024. Previously, Ms. Lilak was the Chief People Officer of Bumble Inc., an app company built with women at the center that connects people across dating, friendship and professional networking, from November 2021 to December 2023 and Senior Vice President, Chief Human Resources Officer at Dunkin’ Brands Group, Inc., a global coffee and baked goods chain, from July 2019 to November 2021. Prior to Dunkin’ Brands, Ms. Lilak spent 23 years with General Mills Inc. in roles of increasing responsibility. She served as Vice President, Human Resources for the North America Retail Segment from January 2016 to July 2019.
Ms. Lilak’s qualifications to serve on our Board include her extensive human resources management experience and leadership expertise.
Jostein Solheim
Mr. Solheim has served as a director since December 2023. He has served as the CEO, Health & Wellbeing at Unilever PLC, a global consumer goods company, since June 2021. Previously, Mr. Solheim was President of Unilever’s Food & Refreshments Division, North America from July 2018 to June 2021 and Executive Vice President and CEO of Unilever’s Ben & Jerry’s subsidiary from April 2010 to July 2018. Mr. Solheim has spent 32 years with Unilever in roles of increasing responsibility in marketing, brand development and strategy.
Mr. Solheim’s qualifications to serve on our Board include his extensive leadership, marketing, brand development and management expertise.

Class III Directors Continuing in Office Until the 2027 Annual Meeting
Ralph Alvarez
Mr. Alvarez has served as a director and as chair of the Board since December 2019. Mr. Alvarez has served as an operating partner of Advent International, L.P. (“Advent”) since July 2017. Previously, Mr. Alvarez served as the executive chairman of Skylark Co., Ltd., a leading restaurant operator in Japan, from January 2013 to March 2018. Mr. Alvarez served

First Watch Restaurant Group, Inc.	8	2026 Proxy Statement

as President and Chief Operating Officer of McDonald’s Corporation, a global foodservice retailer (“McDonald’s”), from August 2006 until his retirement in December 2009. Mr. Alvarez joined McDonald’s in 1994 and held a variety of leadership positions during his tenure with the company. Prior to joining McDonald’s, he held leadership positions at Wendy’s International, Inc. and Burger King Corporation. Mr. Alvarez currently serves as a director of Lowe’s Companies, Inc., a home improvement and hardware retailer, Traeger, Inc., the creator and leading brand of wood-pellet grills, and Eli Lilly & Company, a global pharmaceutical company, and previously served as a director of Dunkin’ Brands Group, Inc. from May 2012 to December 2020 and as a director of Realogy Holdings Corp. from August 2013 to May 2018.
Mr. Alvarez’s qualifications to serve on our Board include his extensive management expertise and leadership experience on several boards of directors across multiple industries.
William Kussell

Mr. Kussell has served as a director since December 2019. He has served as an operating partner of Advent since February 2010. From January 2008 to January 2010, Mr. Kussell served as President and Chief Brand Officer of Dunkin’ Brands Group, Inc. Mr. Kussell served as the non-executive chairman of the board of directors of Bojangles’, Inc. from June 2016 to January 2019, as a director of Bojangles’, Inc. from August 2011 to January 2019, and as a director of Extended Stay America, Inc. from June 2010 to June 2016.
Mr. Kussell’s qualifications to serve on our Board include his extensive management expertise and leadership experience on boards of directors across multiple industries.
Christopher A. Tomasso
Mr. Tomasso has served as a director since December 2019, and has served as our President and CEO since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, president and chief executive officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as Chief Marketing Officer of First Watch Restaurants, Inc. from August 2006 to December 2015.
Mr. Tomasso’s qualifications to serve on our Board include his extensive management, investment, marketing, and corporate strategy expertise.
Vote Required and Board Recommendation
The vote required to elect our three Class II directors, each for a three-year term expiring at the 2029 Annual Meeting or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. The Board recommends that you vote “FOR” the election of each of the Class II director nominees.
Failure to Receive Majority Vote
Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election who fails to receive a majority of the votes cast at a stockholder meeting must tender to the Board his or her resignation from the Board and all committees thereof. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will then assess the appropriateness of such nominee continuing to serve as a director and shall recommend to the Board the action to be taken with respect to such tendered resignation. Any director who tenders his or her resignation pursuant to this provision may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether or not to accept the resignation offer. In determining whether or not to recommend that the Board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors believed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Ethics and Business Conduct
Our Board is committed to sound corporate governance principles and practices. In order to clearly set forth our commitment to conduct our operations in accordance with our standards of business ethics and applicable laws and regulations, our Board adopted a Code of Ethics and Business Conduct applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. A copy of our Code of Ethics and Business Conduct is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Code of Ethics and Business Conduct by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including:
•the duties and responsibilities of the Board;
•director independence;
•Board leadership structure;
•executive sessions;
•CEO evaluations;
•management development and succession planning;
•director nomination, qualification and election;
•director orientation and continuing education;
•stock ownership guidelines;
•Board agendas, materials, information and presentations;
•director access to senior managers and independent advisers;
•Board communication with stockholders and others;
•standing Board committees;
•director compensation;
•recovery of incentive compensation;
•annual board and committee performance evaluations; and
•communicating with the Board.
A copy of our Corporate Governance Guidelines is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Corporate Governance Guidelines by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Meetings of the Board
The Board held six (6) meetings and acted by written consent without a meeting on three (3) occasions during fiscal 2025. In fiscal 2025, each director attended at least 75% of the total number of meetings of our Board and each Board committee on which he or she served that were held when he or she was a director or committee member.
Our policy is that Board members are expected to attend each Annual Meeting of Stockholders. All members of our Board at the time of the 2025 Annual Meeting of Stockholders were in attendance.
Board Committees
Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

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The standing committees of our Board currently include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board, which contains a detailed description of the scope of the committee’s responsibilities and how they will be carried out. Each committee may delegate any of its responsibilities to one or more subcommittees as the committee may from time to time deem appropriate. Each committee regularly reports to the Board on committee findings, recommendations and any other matters as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The charters of each of our committees are available on our website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Committee Charters.”
Audit Committee
Ralph Alvarez, Michael Fleisher, Charles Jemley, and Jostein Solheim serve on the Audit Committee and each qualify as an Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K. Mr. Jemley serves as Chair of the Audit Committee. The Board has affirmatively determined that Messrs. Alvarez, Fleisher, Jemley, and Solheim each meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. The Audit Committee held four (4) meetings during fiscal 2025.
The primary purposes of the Audit Committee are to produce the annual report of the Audit Committee required by the rules of the SEC and to assist the Board in its oversight of the accounting and financial reporting processes of the Company and the Company’s compliance with legal and regulatory requirements, including:
•audits of our financial statements;
•the integrity of our financial statements;
•our processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent auditor, and the independent auditor’s conduct of the annual audit of our financial statements and any other services provided to the Company; and
•the performance of our internal audit function.
Compensation Committee
Ralph Alvarez, Michael Fleisher and Stephanie Lilak serve on the Compensation Committee. Ms. Lilak serves as the Chair of the Compensation Committee. The Board has affirmatively determined that Messrs. Alvarez and Fleisher and Ms. Lilak each qualify under the Nasdaq independence standards and Rule 10C-1 under the Exchange Act for service on the Compensation Committee. The Compensation Committee held five (5) meetings and acted by written consent without a meeting on one (1) occasion during fiscal 2025.

The primary purposes of the Compensation Committee are to produce the annual report of the Compensation Committee required by the rules of the SEC and to assist the Board in establishing and overseeing our employee compensation policies and practices, including:
•determining, approving and recommending to the Board for its approval executive officer compensation arrangements, policies and programs;
•evaluating the performance of the CEO and other executive officers against corporate goals and objectives; and
•reviewing, approving, and recommending to the Board for its approval Company-wide and executive bonus plans or programs and equity-based compensation plans.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. For further information regarding the role of the Compensation Committee’s designated compensation consultant, see “Executive Compensation—Compensation Discussion and Analysis—Determining Executive Compensation—Independent Compensation Consultant.” In addition, members of our

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senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Compensation Committee, which the Committee will review and, as appropriate, approve the compensation recommendations.
Nominating and Corporate Governance Committee
Ralph Alvarez, Irene Chang Britt and William Kussell serve on the Nominating and Corporate Governance Committee. Ms. Britt serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three (3) meetings and acted by written consent without a meeting on one (1) occasion during fiscal 2025.
The primary purposes of the Nominating and Corporate Governance Committee are to recommend candidates for appointment to the Board and to assist the Board in its oversight of our corporate governance practices, including:
•identifying and screening individuals qualified to serve as directors, and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
•developing, recommending to the Board and reviewing our Corporate Governance Guidelines;
•coordinating and overseeing the annual self-evaluation of the Board and its committees; and
•reviewing on a regular basis the overall corporate governance of the Company and recommending improvements for approval by the Board where appropriate.
Compensation Committee Interlocks and Insider Participation

During all of fiscal 2025, Ms. Lilak, Mr. Alvarez, and Mr. Fleisher served on the Compensation Committee. Ms. Glynn served on the Compensation Committee through December 23, 2025. No member of the Compensation Committee who served during fiscal 2025 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2025.

Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Board Leadership
The Board does not have a fixed policy regarding the separation of the offices of Chair of the Board and CEO, and believes that it should maintain the flexibility to select the Chair of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. Pursuant to our Corporate Governance Guidelines, when the Chair and the CEO are the same individual, or when the Chair otherwise does not qualify as an independent director, the independent directors may select a Lead Independent Director from among the independent directors with such responsibilities as determined by the Board.
Currently, the positions of Chair of the Board and CEO are separated and we have an independent Chair. The position of Chair of the Board is currently held by Ralph Alvarez, and the position of President and CEO is currently held by Chris Tomasso. The Chair of the Board, in addition to setting Board meeting agendas and chairing Board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the

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performance of the President and CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant stockholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board from time to time determines.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its oversight functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session.
The Board evaluates its leadership structure from time to time and changes it as circumstances warrant. There may be unique circumstances, such as a change in executive or Board composition or a significant strategic development, under which the Board may determine that stockholders are best served by combining the roles of Chair and CEO and appointing a strong lead independent director with robust duties and responsibilities. In the event that the roles of Chair and CEO are combined, we anticipate that the Board would appoint a strong lead independent director with a well-defined role similar to the responsibilities undertaken by our current Chair.
Board Oversight of Enterprise Risk
The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee is also tasked with overseeing cybersecurity risk issues, receiving reports on cybersecurity at least twice annually from our Chief Information Officer, and briefing the full Board on cybersecurity matters as part of its reports at meetings. The Compensation Committee oversees and reviews risks associated with compensation policies, succession planning and human capital management. For further information on the Compensation Committee’s risk oversight role, see “Executive Compensation—Compensation Discussion and Analysis—Risk Assessment of Compensation Policies and Practices.” The Nominating and Corporate Governance Committee oversees and reviews risks relating to our governance structure and stockholder engagement. The Board satisfies its oversight responsibility through full reports by each committee chair during each regularly scheduled Board meeting regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Company also consults with outside advisors as necessary to identify and understand any emerging risks.

Insider Trading Policy
We have adopted an insider trading policy (“Insider Trading Policy”) that governs the purchase, sale and other dispositions of our securities by directors, officers, employees, and certain family members of such persons, anyone else living in the household of such persons, and entities or accounts that are under the influence or control or are a beneficiary of such persons. Our Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. The full text of our Insider Trading Policy was filed as Exhibit 19.1 to the Form 10-K.
The Insider Trading Policy prohibits (i) trading in options, puts and calls or similar instruments on securities of the Company, including shares of Common Stock or preferred stock and warrants (“First Watch Securities”), or selling First Watch Securities “short,” (ii) pledging First Watch Securities or holding First Watch Securities in a margin account, (iii) purchasing a financial instrument or entering into any transaction that is designed to hedge or otherwise offset declines in the market value of First Watch Securities, and (iv) placing standing or limit orders on First Watch Securities outside of a properly established Rule 10b5-1 plan or outside of the three business day period following pre-clearance approval under the Insider Trading Policy.

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Director Experience and Expertise Matrix
The following table provides a summary of the areas of experience and expertise of the members of the Board:

Areas of Applicable Experience and Expertise	Ralph Alvarez	Irene Chang Britt	Michael Fleisher	Charles Jemley	William Kussell	Stephanie Lilak	Jostein Solheim	Christopher A. Tomasso	Rachel Tipograph
Restaurant Industry	●	○		●	●	●		●
Retail or Hospitality Operations	●	●	●	●	●	●	●	●	○
Consumer Marketing/Brand Building	○	●	●	○	●		●	●	●
Information Technology/Cybersecurity	○		○				○		●
Supply Chain	●	○	○	○	●	○	○	○
Real Estate Development	●	○	○	●	●		○	●
Franchising	●	○		●	●		●	●
M&A/Business Development	●	○	●	●	○	○	○	○	●
Corporate Governance	●	●	●	●	●	○	○	○	○
Finance & Accounting	●	○	●	●	○		○	○	○
Human Resources/Human Capital Management	○	○	○	○	○	●	○	○	○
Legal	○	○	○						○
Social & Environmental Responsibility	○	○	○			○	●		○
C-Suite/Executive Management	●	●	●	●	●	●	●	●	●
● Integral element of career
○ Meaningful involvement during career, including directorships/certifications

Board Diversity
In addition to the broad diversity of experience and expertise reflected above, our Board consists of three female directors and six male directors, and we have two self-identified directors from underrepresented minorities.
Communications with the Company and the Board
Stockholders may communicate with the Company through its Investor Relations Department by writing to: Investor Relations, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201.
Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to First Watch Restaurant Group, Inc. Board of Directors, 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attn: Secretary. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board will be excluded. Stockholders and interested parties should not send items, including but not limited to the following, which will be excluded: spam, junk mail and mass mailings, product complaints or inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements. Material that is trivial, obscene, unduly hostile, threatening, illegal, or similarly unsuitable items also will be excluded. Any excluded communication will be made available to any independent, non-employee director upon request.
Stockholder Proposals for the 2027 Annual Meeting
Under our bylaws, to be timely, notice of any stockholder proposal to be considered at the 2027 Annual Meeting of Stockholders, including nominations of persons for election to our Board and other business, must be delivered to or mailed and received at the principal executive officers of the Company not earlier than the open of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2027 Annual Meeting, such a proposal must be received on or after January 20, 2027, but not later than February 19, 2027. However, in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the open of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to

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the date of such annual meeting or, if the first public announcement by the Company of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.
The deadline for any stockholder proposal to be eligible for inclusion in our proxy statement related to the 2027 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act is December 9, 2026. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.
Stockholder Director Nominations
The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attn: Secretary.

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EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers as of April 8, 2026:

Name	Age	Position
Christopher A. Tomasso	55	President, Chief Executive Officer and Director
Henry Melville (“Mel”) Hope, III	65	Chief Financial Officer and Treasurer
Robert Conti	56	Chief Information Officer
Matt Eisenacher	46	Chief Brand Officer
Eric Hartman	53	Chief Development Officer
Laura Sorensen	53	Chief People Officer
Jay Wolszczak	57	Chief Legal Officer, General Counsel and Secretary

Executive Officers

Chris Tomasso

Mr. Tomasso has served as a director since December 2019, and has served as our President and CEO since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, president and chief executive officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as Chief Marketing Officer of First Watch Restaurants, Inc. from August 2006 to December 2015.

Mel Hope

Mr. Hope has served as our Chief Financial Officer and Treasurer since December 2019. Mr. Hope has also served as Chief Financial Officer, Executive Vice President and Treasurer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since July 2018 and as a director of First Watch Restaurants, Inc. since June 2021. Prior to joining us, Mr. Hope served as Managing Director and Chief Operating Officer of Genesis Real Estate Advisers, LLC from March 2016 to August 2018, as Managing Director of Blue Plate Development and Consulting, LLC from May 2014 to February 2016 and as Chief Financial Officer of Popeyes Louisiana Kitchen, Inc. from February 2008 to May 2014.

Robert Conti

Mr. Conti has served as our Chief Information Officer since August 2024. Mr. Conti previously served as our Senior Vice President, Technology from March 2019 to August 2024. Prior to joining First Watch, Mr. Conti served as Systems Engineering Manager, Commercial at Cisco Systems, Inc. from February 2018 to March 2019, served as Chief Technology Officer of Holiday Retirement from August 2017 to February 2018 and worked 18 years at Hard Rock International from May 1999 to August 2017, where he most recently served as Vice President of Technology.

Matt Eisenacher

Mr. Eisenacher has served as our Chief Brand Officer since August 2023. Mr. Eisenacher also served as our Senior Vice President of Brand Strategy and Innovation from April 2019 to August 2023. Prior to joining us, Mr. Eisenacher worked at Piada Italian Street Food from December 2013 to March 2019, where he most recently served as Chief Concept Officer.

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Eric Hartman

Mr. Hartman has served as our Chief Development Officer since September 2021 and as Executive Vice President and Chief Development Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since November 2016. Prior to that, Mr. Hartman founded the business SEVA Development Services LLC and served as its President from January 2014 to November 2016, and worked at Bloomin’ Brands, Inc. from August 2001 to January 2014, where he most recently served as Vice President of Real Estate and Development.

Laura Sorensen

Ms. Sorensen has served as our Chief People Officer since September 2021 and as Executive Vice President and Chief People Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since August 2016. Prior to joining us, Ms. Sorensen worked at Darden Restaurants, Inc. from June 2010 to August 2016, where she most recently served as Senior Vice President of Human Resources for LongHorn Steakhouse. Ms. Sorensen currently serves on the board of directors of the Women’s Foodservice Forum.

Jay Wolszczak

Mr. Wolszczak has served as our Chief Legal Officer since May 2022 and as our General Counsel and Secretary since December 2019. Mr. Wolszczak has also served as Chief Legal Officer, General Counsel and Secretary of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since May 2018. Previously, Mr. Wolszczak was employed by Hard Rock Café International (USA), Inc. (“Hard Rock International”) from October 1997 to April 2018, where he most recently served as General Counsel.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

We intend in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during fiscal 2025. We refer to these executive officers as our “named executive officers” or “NEOs.”

Identification of Our Named Executive Officers

Our NEOs for fiscal 2025 were:
•Chris Tomasso, President and CEO
•Mel Hope, Chief Financial Officer and Treasurer
•Eric Hartman, Chief Development Officer
•Laura Sorensen, Chief People Officer
•Jay Wolszczak, Chief Legal Officer, General Counsel & Secretary

Financial and Operating Overview

GOOD MORNING!

We are First Watch.

We're the leaders of the **Daytime Dining** category – a segment comprised of culinary-driven concepts operating exclusively during daytime hours. Our performance and successes are achieved during *one* 7½-hour shift, from 7 a.m. to 2:30 p.m.

We serve **made-to-order** breakfast, brunch and lunch using fresh ingredients, and our culture is built around a simple, people-focused mission: "You First."

Our **elevated offering** capitalizes on three long-term consumer trends: the attractive breakfast daypart, an increasing demand for fresh, healthy food and the heightened importance of on-demand dining.

We appeal to a **broad mix of customers** across generations from Gen Z to Baby Boomers.

Since 1983, we have delivered sales and unit growth as a result of our broad brand appeal. At the end of the fourth quarter, we operated 633 system-wide restaurants in 32 states, and we believe we're just getting started.

Fiscal 2025 was a year of significant progress on a number of fronts for First Watch. We continued our industry-leading new restaurant growth of nearly 11%. In addition, despite the continued macroeconomic challenges facing our business and the restaurant industry, we remained focused and achieved record sales, positive same-restaurant sales growth and same-restaurant traffic growth and other notable accomplishments in fiscal 2025, including the opening of our 600th restaurant.
Fiscal 2025 financial highlights compared to fiscal 2024 include:
•Total revenues increased 20.3% to $1.2 billion
•Same-restaurant sales growth of 3.6%
•Same-restaurant traffic growth of 0.5%

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•Net income increased to $19.4 million from $18.9 million
•Adjusted EBITDA* increased to $120.9 million from $113.8 million*
•Opened 64 system-wide restaurants (55 company-owned and 9 franchise-owned) resulting in a total of 633 system-wide restaurants (560 company-owned and 73 franchise-owned) across 32 states.

* Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a performance measure used in our annual cash incentive plan. See Appendix A - Non-GAAP Financial Measure Reconciliations attached hereto for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP metric.

Compensation Objectives

Our compensation program is designed to align the interests of our NEOs with those of our stockholders and to support our long-term growth strategy. The program is structured to remain competitive with market practices among our peer group and other companies that compete for executive talent while also including a significant element of performance-based, at-risk compensation. We used a balanced mix of fixed and variable compensation, including base salary, performance-based annual cash incentives, and long-term equity awards that vest over multiple years, to attract, motivate, reward, and retain experienced, high-performing leaders capable of successfully scaling the business and delivering against our long-term growth strategy in a dynamic, high-growth environment. The Compensation Committee places a greater emphasis on variable, performance‑based compensation, particularly for our CEO, to reinforce a strong pay‑for‑performance philosophy and to directly link realized compensation to the achievement of our financial, operational and stock price performance over time.

What We Do	What We Do Not Do
•Our annual cash incentive plan includes performance thresholds and payout caps	•No stock options granted since fiscal 2022, and no dividends are paid on RSUs until they vest
•We generally target total direct compensation within a reasonable range of the 50th percentile among our peer group	•No automatic acceleration of employee equity awards upon retirement
•Our RSUs only vest following a change in control if employment is terminated without cause or for good reason (“double trigger”)	•No change in control excise tax gross-ups
•Our directors and executive officers are subject to stock ownership requirements	•No excessive perquisites
•We have a clawback policy for executive officers’ incentive compensation	•No guaranteed return or above-market return on compensation that has been deferred and no pension benefits provided
•Compensation decisions for the CEO and other executive officers are subject to the review and approval of the Compensation Committee, comprised of independent directors and advised by its selected independent advisors
•No short sales, hedging or pledging of our stock is permitted by any director or executive officer

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Overview of Compensation for Fiscal 2025

The Compensation Committee, together with the full Board, met regularly to oversee and evaluate the design of the Company’s executive compensation programs, ensuring that our compensation programs were appropriately structured to incentivize continued strategic focus on driving sales and traffic growth, enhancing profitability and successfully executing our long-term growth strategy. In consultation with the Compensation Committee’s independent compensation consultant, the following determinations were made with respect to fiscal 2025 compensation:
•We granted merit-based raises to our named executive officers of 3%, effective the first day of fiscal 2025. In making the determinations, the Compensation Committee, with input from its independent compensation consultant, reviewed peer group benchmarks, restaurant industry compensation data, and retention considerations. The Compensation Committee determined that the resulting base salary levels were appropriate relative to market practices and consistent with its objective of retaining experienced leadership, while maintaining a compensation mix that emphasizes performance-based incentives and long-term stockholder value creation.
•For our executive bonus plan for fiscal 2025 (the “2025 Executive Bonus Plan”), we retained the same target short-term bonus opportunity percentages as were utilized in fiscal 2024 for our executive officers other than our President and CEO. We increased Mr. Tomasso’s target short-term bonus opportunity percentage from 100% of his base salary to 110% of his base salary to remain competitive with market practices among our peer group and to support the retention and continued motivation of our President and CEO. To further strengthen alignment with stockholder interests and reduce subjectivity in incentive outcomes, we replaced the individual performance objective component of the annual cash incentive plan for our executive officers with an additional company-level performance metric tied to our net unit growth. The 2025 Executive Bonus Plan performance criteria consisted of Adjusted EBITDA (80% weighting) and net unit growth (20% weighting).
•Based upon our performance for fiscal 2025 against the plan metrics, the Compensation Committee approved a payout of approximately 94% of target on our 2025 Executive Bonus Plan to our named executive officers. See “Elements of Executive Compensation—Annual Cash Incentive Bonus” for details below.
•In March 2025, we granted long-term equity awards in the form of restricted stock units (“RSUs”) to eligible plan participants under our equity incentive plan. The RSUs vest annually on a ratable basis over a three-year period.
•In April 2025 and December 2025, the Compensation Committee and the Board approved special retention awards in the form of RSUs with a four-year cliff vesting schedule for our President and CEO and certain other executive officers. In making these awards, the Compensation Committee carefully considered market data, peer compensation practices, and the critical importance of retaining key leadership talent during a period of continued growth and organizational scale. These awards were designed to support leadership continuity and align with our broader compensation philosophy of maintaining competitive, performance-oriented executive compensation. These special awards are intended to be one-time in nature and are not expected to recur (absent special circumstances).
Fiscal 2026 Compensation Program

For fiscal 2026, the principal compensation elements related to our executive bonus plan and long-term equity awards remain consistent with the executive bonus plan tied to Adjusted EBITDA (80%) and net unit growth (20%) and long-term equity awards in the form of RSUs utilized in fiscal 2025. The Compensation Committee has also recognized that inclusion of performance-based vesting conditions for long-term equity awards in future years is appropriate given our significant growth, market capitalization and maturity as a public company and to further align the interests of our executives with those of our stockholders and our long-term growth strategy. Accordingly, the Compensation Committee has recommended that, in addition to service-based vesting conditions, a meaningful portion of the long-term equity awards for 2027 should include performance-based vesting conditions.

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Determining Executive Compensation
Compensation Committee
The Compensation Committee is responsible for overseeing the Company’s executive compensation policies, plan and programs. The Compensation Committee’s responsibilities include:
•determining, approving and recommending to the Board for its approval, executive officer compensation arrangements, policies and programs;
•evaluating the performance of the CEO and other executive officers against corporate goals and objectives; and
•reviewing, approving, and recommending to the Board for its approval Company-wide and executive bonus plans or programs and equity-based compensation plans.
Chief Executive Officer
Our CEO from time to time provides input and recommendations to the Compensation Committee regarding the compensation and other terms of employment of our other executive officers. In addition, our CEO is responsible for evaluating the individual performance of the other executive officers, but he does not participate in discussions of his compensation with the Compensation Committee.
Independent Compensation Consultant
In fiscal 2025, the Compensation Committee engaged Aon Consulting Inc. (“Aon”) as its independent compensation consultant to review industry-wide compensation practices and trends to assess the competitiveness of our executive compensation program. The Compensation Committee considered Aon’s analysis as one of many factors when establishing the compensation of our NEOs for fiscal 2025, including individual performance, skill sets, prior experience and scope of responsibilities. Prior to engaging Aon, the Compensation Committee assessed the independence of Aon pursuant to SEC and Nasdaq rules. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. Based on its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that there are no conflicts of interest, and that Aon is independent.

Peer Group Benchmarking
As part of its engagement for fiscal 2025, the Compensation Committee requested that Aon assist the Compensation Committee in reviewing its peer group of companies and perform analyses of competitive performance and compensation levels for that peer group to evaluate our executive compensation policies and practices, including those related to executive severance. Our peer group is comprised primarily of companies in the restaurant space who have comparable revenues, market capitalization and EBITDA. The Compensation Committee generally targets total direct compensation for our executive officers to be within a reasonable range of the 50th percentile among our peer group.

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With the assistance of Aon, our Compensation Committee approved the following peer group of 16 companies for use in setting executive compensation for fiscal 2025:

2025 Peer Group
BJ’s Restaurants, Inc. (BJRI)	Cracker Barrel Old Country Store, Inc. (CBRL)	Jack in the Box Inc. (JACK)
Bloomin’ Brands, Inc. (BLMN)	Dave & Buster’s Entertainment, Inc. (PLAY)	Krispy Kreme, Inc. (DNUT)
Brinker International, Inc. (EAT)	Denny’s Corporation (DENN)	Portillo’s Inc. (PTLO)
CAVA Group, Inc. (CAVA)	Dine Brands Global, Inc. (DIN)	Shake Shack Inc. (SHAK)
The Cheesecake Factory Inc. (CAKE)	Dutch Bros Inc. (BROS)	Wingstop Inc. (WING)
Chuy’s Holdings, Inc. (CHUY)*
________________
*Chuy’s Holdings, Inc. was acquired by Darden Restaurants, Inc. on October 11, 2024 and has ceased to be a publicly traded company.
This was the same peer group the Compensation Committee utilized in setting fiscal 2024 executive compensation. The Company was at the 41st percentile of market capitalization and the 42nd percentile of revenue of the companies in the above peer group as of the time that the peer group analysis was conducted in October 2024.

In addition to the peer group market data, the Compensation Committee also referenced general and specific industry compensation surveys from other sources in setting executive compensation for fiscal 2025.

Stockholder Advisory Votes (Say-On-Pay)
We ceased to qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 as of December 29, 2025, and consequently are now required to conduct a stockholder advisory vote regarding our executive compensation (Say-On-Pay) at the Annual Meeting. As we have not yet conducted a Say-On-Pay vote, the Compensation Committee was unable to consider the results of a Say-On-Pay vote in establishing executive compensation for fiscal 2025. While the vote on the Say-On-Pay Proposal is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the vote on the Say-On-Pay Proposal and will consider any stockholder feedback on our executive compensation program and policies in our future executive compensation decisions, as appropriate.
At the Annual Meeting, our stockholders will also be asked to vote on the frequency of future Say-On-Pay votes on our executive compensation. See “Proposal 3: Frequency of Say-On-Pay Proposal.”

Elements of Executive Compensation
The principal elements of our executive compensation program for our named executive officers are comprised of (i) an annual base salary, (ii) a performance-based annual cash bonus, and (iii) a service-based long-term equity incentive award in the form of RSUs. The Compensation Committee considers these elements in determining a balanced compensation package that includes both fixed and variable elements in order to accomplish the goals of our compensation program and organization.

Pay Mix
Our executive compensation consists of base salary and at-risk or performance-based components. The charts below show the percentage of total target fiscal 2025 compensation represented by these components with respect to our CEO and the average among our other named executive officers:

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____________________________
Note: The charts do not include the special retention equity awards referenced above.
Annual Base Salary
Our named executive officers each receive an annual base salary. The annual base salary element is intended to attract and retain highly qualified executive talent by providing a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The Compensation Committee considers peer group data in determining the annual base salary for each named executive officer in order to ensure our executive compensation package remains competitive relative to our peers.
The annual base salaries of our named executive officers during fiscal 2025 as determined by the Compensation Committee as part of its annual review of executive compensation and after careful review of relevant market data and pay practices for comparable executive positions at our peer group of companies, were as follows:

Named Executive Officer	2025 Annual Base Salary ($)	2024 Annual Base Salary ($)	Percentage Increase
Chris Tomasso	932,793	905,625	3%
Mel Hope	459,659	446,270	3%
Eric Hartman	448,880	435,807	3%
Laura Sorensen	448,189	435,135	3%
Jay Wolszczak	474,392	460,575	3%
None of our named executive officers are currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled base salary increases.
Annual Cash Incentive Bonus
We adopt, on an annual basis, an executive bonus plan for our executive officers and other eligible employees. The executive bonus plan is intended to incentivize and reward top-performing management and to align performance with Company objectives. Each participant’s target award is a percentage of such participant’s annual base salary as of the beginning or end of a performance period. The Compensation Committee considers peer group data and each named executive officer’s particular role and responsibility in determining target award percentages. To be eligible to earn a bonus under the executive bonus plan, a participant must be employed by First Watch and in good standing on the date the bonus is

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paid. The Compensation Committee and the Board retain the discretion to adjust the annual cash incentive bonus amount upward or downward on a subjective basis to ensure an equitable result.
Under the 2025 Executive Bonus Plan, each named executive officer was eligible to receive cash bonuses based on the achievement of Company-based performance goals determined by the Compensation Committee and approved by the Board. At the beginning of fiscal 2025, our Compensation Committee approved the performance targets for the corporate performance categories applicable to the participants in our 2025 Executive Bonus Plan. The performance targets were set with the objective for the targets to be challenging but attainable based on the expectations of the business at the time that the goals were established.
For purposes of the 2025 Executive Bonus Plan, the performance metrics used for the Company-based performance goal were Adjusted EBITDA and unit growth. Unit growth is defined as Company-owned net unit growth, excluding corporate units acquired through mergers and acquisitions. The Compensation Committee selected Adjusted EBITDA as a performance measure because it believes Adjusted EBITDA appropriately incentivizes our executive officers on business outcomes specifically within their control and selected unit growth as a secondary performance measure to align with our growth strategy. The table below sets forth the annual cash bonus performance metrics and weighting of such metrics, performance goals, and actual payout percentages based on the achievement of the company-based performance goals for all named executive officers for fiscal 2025:
(dollars in thousands)

Performance Metric	Weight	Threshold[1]	Target	Maximum	Actual Result	Percent Payout[2]
Adjusted EBITDA[3]	80%	$104,550	$123,000 - $127,920	$147,600	$120,918	92%
Unit Growth[4]	20%	47	52	57	52	100%
Payout		16%	100%	200%		94%
1    Achievement of threshold amounts for the Adjusted EBITDA and Unit Growth metrics would result in a payout of 0% and 77.5% of the target payout for the Adjusted EBITDA and Unit Growth performance metrics, respectively. The Adjusted EBITDA minimum threshold amount represents 85% of the minimum Adjusted EBITDA target amount of $123.0 million.
2    The Adjusted EBITDA bonus pool is reduced in 5% increments for every 1% that the Company misses the minimum Adjusted EBITDA target amount of $123.0 million. For every 1% that the Company exceeds the maximum Adjusted EBITDA target amount of $127.9 million, an additional 25% of the marginal Adjusted EBITDA increase is allocated to the Adjusted EBITDA bonus pool for distribution.
3    Adjusted EBITDA is a non-GAAP financial measure. See Appendix A - Non-GAAP Financial Measure Reconciliations for a reconciliation of Adjusted EBITDA to Net Income, the most directly comparable GAAP metric.
4    The Unit Growth metric was modified in October 2025 when our results for fiscal 2025 were still substantially uncertain to reflect a two unit reduction in the threshold, target and maximum to better align with our capital allocation strategy in fiscal 2026.

Each named executive officer was eligible to earn an annual cash bonus under the 2025 Executive Bonus Plan based on a percentage of their base salary and achievement of the performance goals outlined in the table above. The table below sets forth the annual cash bonus payout calculations for each named executive officer for fiscal 2025:

Named Executive Officer	Fiscal 2025 Base Salary	Target Bonus Eligibility as a % of Base Salary	Percent Payout	Total Actual Payout ($)[1]
Chris Tomasso	$932,793	110%	94%	$963,610
Mel Hope	$459,659	70%	94%	$302,174
Eric Hartman	$448,880	70%	94%	$295,088
Laura Sorensen	$448,189	70%	94%	$294,634
Jay Wolszczak	$474,392	70%	94%	$311,859
1    Calculated by multiplying the approximately 94% payout, calculated as described in the table above, by the applicable named executive officer’s bonus eligibility as a percentage of base salary and by the applicable named executive officer’s fiscal 2025 base salary.
Long-Term Equity Incentive Awards
Annual grants of long-term equity incentive awards under our 2021 Equity Incentive Plan (the “2021 Plan”) are intended to promote retention and long-term alignment with stockholder interests for high-performing executives in key leadership roles. Vesting terms are at the discretion of the Compensation Committee. The awards granted in fiscal 2025 vest

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one-third on the first, second and third anniversaries of the grant date, subject to the recipient’s continuous service to the Company. These equity awards are designed to align executive compensation with long-term Company performance and stockholder interests as well as to foster a management ownership mindset.
The Compensation Committee and the Board awarded RSUs as annual long-term incentives to our named executive officers in March 2025 after careful review of market data and pay practices for comparable executive positions at our peer group of companies. The table below sets forth the target value of these long-term incentive awards for our named executive officers:

Named Executive Officer	2025 Annual RSU Award Target Value ($)
Chris Tomasso	3,200,000
Mel Hope	800,000
Eric Hartman	375,000
Laura Sorensen	350,000
Jay Wolszczak	425,000
The Compensation Committee reviews and approves, upon management recommendation with respect to the NEOs other than Mr. Tomasso and, in the case of Mr. Tomasso, on its own initiative, the grant of long-term equity incentive awards at levels competitive with market practices for comparable executive roles. These awards are designed to support retention, reinforce a long-term ownership mindset, and align executive interests with those of our stockholders. The Compensation Committee establishes a target long-term equity incentive award value for each executive, which is then used to determine the number of shares subject to each award. For RSUs, this value is converted into a number of restricted stock units based on the closing price of our Common Stock on the date of grant.
In April 2025, following a comprehensive review of peer group market data and compensation practices, and in consideration of the critical importance of retaining and motivating our President and CEO during a period of continued growth, the Compensation Committee and the Board awarded Mr. Tomasso a special retention award of 365,408 RSUs. The award vests on the fourth anniversary of the grant date, subject to Mr. Tomasso’s continuous service to the Company. The award is subject to an additional requirement of a one-year holding period of the shares underlying the award following vesting. The award amount was determined by dividing a target grant value of $6 million by the closing price of our Common Stock ($16.42) on March 13, 2025, the date of the annual grant of the RSUs described in the table above.
In December 2025, following a similar review of peer group market data and compensation practices for senior executives, and in consideration of the importance of leadership continuity and retention, the Compensation Committee and the Board awarded Mr. Hartman, Ms. Sorensen and Mr. Wolszczak special retention awards of 128,760, 125,798 and 139,323 RSUs, respectively, with a target award value equal to approximately 1.8 times their respective total fiscal 2025 target compensation of base salary, target cash incentive bonus amount and target annual equity grant fair value. These awards vest on the fourth anniversary of the grant date, subject to such executive’s continuous service to the Company. The award amount was determined by dividing the target grant value for each award by the closing price of our Common Stock ($15.91) on December 26, 2025, the most recent trading day preceding the grant date of the RSUs.

These special RSUs serve several objectives, including the following:
•Retention in a highly competitive talent market. In light of the highly competitive market for CEO and C‑suite talent in the casual dining sector, and the heightened risk of targeted recruiting following our strong growth and recent IPO, the Compensation Committee determined that a focused retention award was appropriate to help ensure leadership continuity throughout our defined multi‑year growth and new‑market expansion strategy.
•Long-term stability. The four‑year cliff vesting feature encourages the named executive officer’s continued service and focus on executing our long-term strategy, as no value is realized unless the named executive officer remains employed through the vesting date.

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•Stockholder alignment and ownership. Because the award is delivered in Common Stock and, for the CEO, Common Stock that must be held for an additional year, the named executive officer’s realized value is directly linked to long-term stock performance, reinforcing alignment with stockholders and supporting a culture of meaningful executive share ownership.
•Pay-for-performance and governance. The four‑year vesting and, for the CEO, one-year holding period, ensure that a significant portion of the named executive officer’s compensation is at risk and contingent on our sustained stock performance, which the Compensation Committee believes is consistent with our pay‑for‑performance philosophy and prevailing governance best practices.

These special awards are intended to be one-time in nature and are not expected to recur (absent special circumstances).

The table below sets forth the target value of the April 2025 and December 2025 special retention long-term incentive awards for our named executive officers who received awards:

Named Executive Officer	2025 Special RSU Award Target Value ($)
Chris Tomasso	6,000,000
Eric Hartman	2,048,576
Laura Sorensen	2,001,458
Jay Wolszczak	2,216,639
Other Compensation
In general, all of our current named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, non-qualified deferred compensation plan and medical, dental, vision, disability, and life insurance plans, in each case on the same basis as our other eligible employees. We also provide annual executive physicals to our named executive officers and other limited benefits to assist with their duties, including a stipend to cover cell phone usage. Otherwise, we generally do not provide perquisites or personal benefits to our named executive officers.
Our named executive officers are eligible to participate in our 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation, which we currently match 50% of up to the first 6% of eligible compensation in order to attract and retain employees and support their long-term financial well-being. Employees are vested in all matching deferral contributions based on their years of service, starting at 20% on their first employment anniversary, with an additional 20% vesting on each subsequent anniversary, such that employees with over five years of employment service with us are fully vested in all matching deferral contributions.
Our named executive officers are also eligible to participate in our nonqualified deferred compensation plan, pursuant to which they can defer (i) a portion of their base salaries and annual cash incentive bonuses and (ii) any refunded 401(k) contributions, or corrective distributions, resulting from the need to correct any non-discriminatory testing failures in our 401(k) plan. The plan is designed to provide our management with an opportunity to defer compensation on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals. Similar to the 401(k) plan, we currently match 50% of up to the first 6% of eligible compensation deferred under the plan, although participating executives may receive the match only in one plan. Employees are vested in all matching deferral contributions based on their years of service, starting at 20% on their first employment anniversary, with an additional 20% vesting on each subsequent anniversary, such that employees with over five years of employment service with us are fully vested in all matching deferral contributions.
Risk Assessment of Compensation Policies and Practices
Our compensation programs are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation elements, including base salary, annual cash bonus, and long-term equity incentive awards. Although not all employees may have compensation comprising all three elements, our compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an executive’s total compensation. Significant compensation decisions, including decisions

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concerning the compensation of our named executive officers, include subjective considerations by our Compensation Committee or our Board of Directors, which restrain the influence of formulaic or objective factors on excessive risk taking. The mix of short-term and long-term compensation elements also prevents undue focus on short-term results and helps align the interests of our named executive officers with those of our stockholders.

In February 2026, the Compensation Committee reviewed our compensation policies and practices for all employees, including our executive officers, and the risks that could arise from our compensation policies and practices. Based on the factors described above, the Compensation Committee believes that the mix and design of elements of executive compensation do not encourage management to assume excessive risks. As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Implications
Under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to FASB ASC 718.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. Our plans and our employment agreements with our executive officers are structured such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.
Compensation Program Governance Policies
Prohibition on Hedging and Pledging
We prohibit our directors, executive officers and certain employees who have access to material, non-public information about our business from hedging any shares of our stock, holding shares of our stock in a margin account or otherwise pledging shares of our stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in our stock.
Clawback Policy
We have adopted an Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) in compliance with the requirements of Nasdaq Listing Rule 5608. Pursuant to the Clawback Policy, any incentive-based compensation awarded to a current or former executive officer of the Company as defined in Nasdaq Listing Rule 5608 and found, as a result of a restatement of our financial statements due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, to be erroneously granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure is subject to the Clawback Policy and subject to recovery. The full text of our Clawback Policy was filed as Exhibit 97.1 to the Form 10-K.

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Executive Stock Ownership Guidelines
Our Stock Ownership Guidelines establish requirements for our executive officers (our CEO, Chief Financial Officer, our other named executive officers and any other executive who is a member of our executive leadership team, collectively referred to as our “covered executives”) to maintain the following levels of stock ownership:

Title	Guideline
Chief Executive Officer	6 times annual base salary
Chief Financial Officer	3 times annual base salary
Other C-Suite Officers[1]	2 times annual base salary
Other Covered Executives	1 times annual base salary
1    Includes the Chief Legal Officer, Chief People Officer, Chief Development Officer, Chief Brand Officer and Chief Information Officer.

Executives who are subject to the Stock Ownership Guidelines have five years following the date they become subject to the guidelines to comply with the applicable guideline ownership level.
Compliance with the Stock Ownership Guidelines is measured as of the last day of each fiscal year. Once a covered executive has achieved the applicable ownership guideline, such executive will be considered in compliance until the next measurement date, regardless of any change in the price of our Common Stock, so long as such executive continues to own at least the number of shares of Common Stock owned at the time of achieving the applicable guideline.
Shares that count toward achievement of the Stock Ownership Guidelines include (i) shares owned outright by the covered executive or any of such person’s immediate family members residing in the same household, (ii) shares held in trust for the benefit of the covered executive or such person’s family, (iii) shares underlying vested but unsettled restricted shares and restricted stock units and (iv) unvested restricted shares or stock units, excluding unvested performance-based restricted shares or stock units (during periods preceding certification of attainment of the applicable performance conditions). Shares underlying unexercised vested or unvested stock options do not count in determining compliance with the stock ownership guidelines.

In the event a covered executive fails to achieve the minimum ownership guidelines in the time periods required by the Stock Ownership Guidelines, then until the required ownership guideline is reached, such covered executive will be required to retain at least fifty percent (50%) of their net profit shares (as defined below). This retention ratio applies to net profit shares received upon: (i) the vesting of restricted stock awards, RSUs, performance-based restricted stock awards, performance-based RSUs and similar instruments expressed in stock units and payable in shares of our Common Stock or (ii) the exercise of stock options or similar instruments payable in shares of our Common Stock. For purposes of the foregoing, “net profit shares” are those shares of Common Stock that are actually issued to, or held by, a covered executive after deducting the applicable tax withholdings and the payment of any exercise or purchase price (if applicable) upon the vesting or settlement of equity awards or the exercise of stock options.
All of our covered executives are currently in compliance with the Stock Ownership Guidelines or are within the five-year timeframe to comply.
Equity Grant Guidelines and Practices

We do not schedule the grant of any equity awards in anticipation of material, non-public information, and we do not schedule the disclosure of material, non-public information based on the timing of granting equity awards. Prior to fiscal 2026, the Compensation Committee’s practice has been to (i) grant RSUs for current employees annually on the second business day following the filing of our Annual Report on Form 10-K for the preceding fiscal year, and (ii) grant RSUs for newly hired individuals on the second business day following the filing of our most recent Annual Report on Form 10‑K or our Quarterly Report on Form 10-Q following the date of hire.
Beginning in fiscal 2026, the Compensation Committee determined that, for administrative purposes, it would establish March 1st as the grant date for the annual long-term incentive awards. From time to time, the Compensation

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Committee may also determine to make special awards or approve vesting terms that differ from the annual grant terms. The Compensation Committee may also impose holding periods or other vesting terms and conditions as it deems necessary or appropriate.

Stock options may be granted only with an exercise price at or above the closing market price of our Common Stock on the date of grant. During fiscal 2025, no stock option grants were made to our NEOs.

Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 and in this Proxy Statement relating to our 2026 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of the Board:
Stephanie Lilak, Chair
Ralph Alvarez
Michael Fleisher

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of First Watch under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the NEOs of First Watch for services rendered to First Watch in all capacities for fiscal 2025, and, where applicable, fiscal 2024 and fiscal 2023.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($)(2)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Chris Tomasso,	2025	932,793	—	9,576,365	—	963,610	50,382	11,523,150
President and Chief Executive Officer	2024	905,625	—	3,000,000	—	988,711	28,502	4,922,838
	2023	892,416	—	2,500,000	—	1,509,105	26,797	4,928,318

Mel Hope,	2025	459,659	—	799,999	—	302,174	34,290	1,596,122
Chief Financial Officer and Treasurer	2024	446,270	—	800,000	—	341,049	28,348	1,615,667
	2023	439,761	—	800,000	—	520,556	23,660	1,783,977

Eric Hartman,	2025	448,880	—	2,423,572	—	295,088	38,575	3,206,115
Chief Development Officer

Laura Sorensen,	2025	448,189	—	2,351,438	—	294,634	39,552	3,133,813
Chief People Officer

Jay Wolszczak,	2025	474,392	—	2,641,628	—	311,859	36,485	3,464,364
Chief Legal Officer, General Counsel	2024	460,575	—	600,000	—	351,981	29,470	1,442,026
and Secretary	2023	453,857	—	350,000	—	537,241	24,458	1,365,556
____________________________
(1) Salary represents the amounts earned in fiscal 2025, and, where applicable, fiscal 2024 and fiscal 2023, pursuant to the terms of each NEO’s respective employment agreement or offer letter. See “Employment Arrangements and Equity Award Agreements” below.
(2) Amounts reflect the aggregate grant date fair value of RSUs granted to our NEOs in fiscal 2025, and, where applicable, fiscal 2024 and fiscal 2023 as computed in accordance with FASB ASC 718. For additional information related to assumptions used in the determination of the fair value of stock-based compensation awards, refer to Note 17 to the financial statements included in the Form 10-K.
(3) Amounts reflect the cash incentive bonuses earned. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonus” above.
(4) Payments to our NEOs included in the “All Other Compensation” column for fiscal 2025 include the following:

Name	Year	Life insurance premiums ($)	401(k) employer match ($)	Non-qualified deferred compen-sation plan match ($)	Long- term disability benefit ($)	Health insurance premiums ($)	Executive physical services ($)	Total ($)
Chris Tomasso	2025	1,287	4,795	26,939	3,721	9,140	4,500	50,382
Mel Hope	2025	1,287	—	13,275	6,088	9,140	4,500	34,290
Eric Hartman	2025	1,287	8,603	12,964	3,605	7,616	4,500	38,575
Laura Sorensen	2025	1,287	8,126	12,944	3,555	9,140	4,500	39,552
Jay Wolszczak	2025	1,287	3,932	13,700	3,926	9,140	4,500	36,485

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Grants of Plan-Based Awards
The following table presents information with respect to the plan-based awards granted by the Compensation Committee to the NEOs. Plan-based awards include annual cash incentive awards under the 2025 Executive Bonus Plan and long-term equity incentive awards under our 2021 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Chris Tomasso	—	159,041	1,026,072	2,052,144
	3/13/2025				194,884	3,199,995
	4/10/2025				365,408	6,376,370
Mel Hope	—	49,873	321,761	643,522
	3/13/2025				48,721	799,999
Eric Hartman	—	48,704	314,216	628,432
	3/13/2025				22,838	375,000
	12/28/2025				128,760	2,048,572
Laura Sorensen	—	48,629	313,732	627,464
	3/13/2025				21,315	349,992
	12/28/2025				125,798	2,001,446
Jay Wolszczak	—	51,472	332,074	664,148
	3/13/2025				25,883	424,999
	12/28/2025				139,323	2,216,629
_____________________________
(1) Each NEO is entitled to an annual cash bonus based on the achievement of performance metrics. The “Threshold” column reflects amounts that would be paid if the performance metrics were achieved at the threshold level of performance. The “Target” column reflects amounts that would be paid if the performance metrics were each achieved at 100% of target. The “Maximum” column reflects amounts that would be paid if the performance metrics were achieved at the maximum level. Annual cash bonuses paid for fiscal 2025 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2) Amounts shown in this column represent the aggregate grant date fair value of the RSUs as computed in accordance with FASB ASC 718.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding equity-based awards held by the NEOs as of December 28, 2025.

		Option Awards					Stock Awards
Name	Equity award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#) (1)		Market value of shares or units of stock that have not vested ($) (2)
Chris Tomasso	8/31/2017	935,825	—	8.45		8/31/2027	—	—	—
	3/25/2022	288,600	—	12.58		3/25/2032	—	—	—
	3/9/2023 (3)	—	—	—		—	53,695		854,287
	3/7/2024 (3)	—	—	—		—	80,677		1,283,571
	3/13/2025 (3)	—	—	—		—	194,884		3,100,604
	4/10/2025 (4)	—	—	—		—	365,408		5,813,641

Mel Hope	7/30/2018	177,570	—	8.45		7/30/2028	—	—	—
	7/31/2019	69,055	—	13.52		7/31/2029	—	—	—
	3/25/2022	122,655	—	12.58		3/25/2032	—	—	—
	3/9/2023 (3)	—	—	—		—	17,182		273,366
	3/7/2024 (3)	—	—	—		—	21,514		342,288
	3/13/2025 (3)	—	—	—		—	48,721		775,151

Eric Hartman	8/31/2017	186,625	—	8.45		8/31/2027	—	—	—
	3/25/2022	64,935	—	12.58		3/25/2032	—	—	—
	3/9/2023 (3)	—	—	—		—	8,054		128,139
	3/7/2024 (3)	—	—	—		—	10,084		160,436
	3/7/2024 (5)	—	—	—		—	9,076		144,399
	3/13/2025 (3)	—	—	—		—	22,838		363,353
	12/28/2025 (4)	—	—	—		—	128,760		2,048,572

Laura Sorensen	8/31/2017	246,625	—	8.45		8/31/2027	—	—	—
	3/25/2022	57,720	—	12.58		3/25/2032	—	—	—
	3/9/2023 (3)	—	—	—		—	7,517		119,595
	3/7/2024 (3)	—	—	—		—	9,412		149,745
	3/7/2024 (5)	—	—	—		—	10,084		160,436
	3/13/2025 (3)	—	—	—		—	21,315		339,122
	12/28/2025 (4)	—	—	—		—	125,798		2,001,446

Jay Wolszczak	7/18/2018	162,570	—	8.45		7/18/2028	—	—	—
	4/24/2019	69,055	—	12.68		4/24/2029	—	—	—
	3/25/2022	57,720	—	12.58		3/25/2032	—	—	—
	3/9/2023 (3)	—	—	—	—	—	7,517		119,595
	3/7/2024 (3)	—	—	—		—	9,412		149,745
	3/7/2024 (5)	—	—	—		—	10,084		160,436
	3/13/2025 (3)	—	—	—		—	25,883		411,799
	12/28/2025 (4)	—	—	—		—	139,323		2,216,629
___________________________
(1) Represents time-based RSUs held by the NEO as of December 28, 2025.
(2) Represents the value of the number of shares of Common Stock underlying the time-based RSUs valued based on the $15.91 closing market price of our Common Stock on December 26, 2025, the last trading day of fiscal 2025.
(3) These RSUs vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive officer’s continued employment or service on the applicable vesting date.
(4) These RSUs vest in full on the fourth anniversary of the grant date, subject to the executive officer’s continued employment or service on the applicable vesting date.
(5) These RSUs vest in two equal annual installments on the second and third anniversaries of the grant date, subject to the executive officer’s continued employment or service on the applicable vesting date.

First Watch Restaurant Group, Inc.	32	2026 Proxy Statement

Option Exercises and Stock Awards Vested

The following table presents information regarding stock options that were exercised and stock awards that vested during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Chris Tomasso	—	—	94,032	1,786,608
Mel Hope	—	—	27,939	530,841
Eric Hartman	—	—	13,097	248,843
Laura Sorensen	—	—	12,223	232,237
Jay Wolszczak	—	—	12,223	232,237
_______________________
(1) Calculated by multiplying the number of vested shares or RSUs by the closing market price per share of our stock on the vesting date.

Non-Qualified Deferred Compensation
Pursuant to our non-qualified deferred compensation plan (the “Deferred Compensation Plan”), participants, including our NEOs, may elect to defer annually up to 80% of their base salary, 80% of annual cash incentive payments and 100% of any refunded 401(k) contribution, or corrective distributions, resulting from the need to correct any non-discriminatory testing failure in our 401(k) plan, until actual payment of the deferred amount in future years. At a participant’s election, payments may be deferred until a specific date at least two years after the date of deferral or until termination of employment (subject to earlier payment in the event of a change in control) and may be paid in a lump sum or, if the balance is in excess of $200,000, it may be paid in annual installments of up to ten years. Separate deferral elections may be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In fiscal 2025, the investment funds available to participants provided rates of return ranging from 1.2% to 41.7%.
While we are not required to make any contributions to the Deferred Compensation Plan, we currently match 50% of up to the first 6% of eligible compensation deferred under the plan. Employees are vested in all matching deferral contributions based on their years of service, starting at 20% on their first employment anniversary, with an additional 20% vesting on each subsequent anniversary, such that employees with over five years of employment service with us are fully vested in all matching deferral contributions. Although we have established a “Rabbi Trust” to invest funds in an amount equal to the compensation that has been deferred, the Deferred Compensation Plan is an unfunded, non-qualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The Deferred Compensation Plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.
The following table shows contributions and earnings during fiscal 2025 and the account balances as of December 26, 2025 (the last business day of our fiscal 2025), for our NEOs under the Deferred Compensation Plan.

Name	Executive Contributions ($)	Company Contributions ($)	Aggregate Earnings/(Loss) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Year-End ($)
Chris Tomasso	107,733	26,939	15,084	—	149,756
Mel Hope	44,250	13,275	4,044	—	61,569
Eric Hartman	127,628	12,964	13,473	—	154,065
Laura Sorensen	43,456	12,944	9,232	—	65,632
Jay Wolszczak	55,526	13,700	10,435	—	79,661

First Watch Restaurant Group, Inc.	33	2026 Proxy Statement

Employment Arrangements and Equity Award Agreements
We are currently party to employment agreements with Chris Tomasso, Eric Hartman and Laura Sorensen and offer letters with Mel Hope and Jay Wolszczak. The material provisions of the employment agreements and offer letters are described below, and, in certain circumstances, may be subject to the terms of the Executive Severance Plan, as described below under “Executive Severance Plan.”
Chris Tomasso
On March 9, 2022, we entered into an employment agreement with Chris Tomasso (the “Tomasso Employment Agreement”). The Tomasso Employment Agreement replaced in its entirety the employment agreement entered into as of August 21, 2017 between Mr. Tomasso and the Company’s subsidiary, First Watch Restaurants, Inc., which agreement was terminated and canceled pursuant to the terms of the Tomasso Employment Agreement. The Tomasso Employment Agreement provides for a one-year term beginning on March 9, 2022, with automatic one-year renewals. The Tomasso Employment Agreement provides that Mr. Tomasso will receive an annual base salary and is eligible to participate in our annual cash incentive bonus plan and our equity incentive program described above. Under the Tomasso Employment Agreement, our Board may, in its discretion, change the amount of Mr. Tomasso’s annual base salary to such greater amount as it may deem appropriate.
In addition to the above, Mr. Tomasso participates in the employee benefits programs offered by us to our similarly-situated employees.
Mr. Tomasso may terminate the agreement any time with 30 days’ prior written notice, provided, however, we may accelerate Mr. Tomasso’s last day of employment to any date within the 30-day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Tomasso’s employment due to his death or “disability” or for “cause,” as defined in the Tomasso Employment Agreement, by written notice to Mr. Tomasso (if due to disability or for cause). Mr. Tomasso may resign with prior written notice for any reason.
If we terminate Mr. Tomasso’s employment without “cause” or Mr. Tomasso terminates his employment for “good cause,” then we must provide Mr. Tomasso with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Tomasso, reimbursement for all expenses properly incurred under the terms of the Tomasso Employment Agreement (the “Tomasso Accrued Obligations”); (ii) continued payment of Mr. Tomasso’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his termination occurred. These payments (other than the Tomasso Accrued Obligations) are subject to Mr. Tomasso’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Tomasso’s employment is terminated due to his death or disability, we must provide Mr. Tomasso’s beneficiaries with (i) the Tomasso Accrued Obligations; (ii) continued payment of Mr. Tomasso’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his death or disability occurred.
For purposes of the Tomasso Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Tomasso’s consent: (i) a material reduction in Mr. Tomasso’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Mr. Tomasso’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Tomasso provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Tomasso Employment Agreement, “cause” means (i) conviction for any crime involving moral turpitude, fraud or misrepresentation or Mr. Tomasso pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi)

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violation of any of the provisions of the Tomasso Employment Agreement or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions issued by the Board, or refusal or failure to substantially perform his duties and responsibilities under the Tomasso Employment Agreement to the reasonable satisfaction of the Board.
The Tomasso Employment Agreement includes confidentiality, non-compete, non-solicitation and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Eric Hartman
On August 21, 2017, the Company’s subsidiary, First Watch Restaurants, Inc., entered into an employment agreement with Eric Hartman (the “Hartman Employment Agreement”). The Hartman Employment Agreement provides for a one-year term as Executive Vice President and Chief Development Officer beginning on August 21, 2017, with automatic one-year renewals. The Hartman Employment Agreement provides that Mr. Hartman will receive an annual base salary and is eligible to participate in our annual cash incentive bonus plan and our equity incentive program described above. Under the Hartman Employment Agreement, our Board may, in its discretion, change the amount of Mr. Hartman’s annual base salary to such greater amount as it may deem appropriate.
In addition to the above, Mr. Hartman participates in the employee benefits programs offered by us to our similarly-situated employees.
Mr. Hartman may terminate the agreement at any time with 30 days’ prior written notice, provided, however, we may accelerate Mr. Hartman’s last day of employment to any date within the 30-day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Hartman’s employment due to his death or “disability” or for “cause,” as defined in the Hartman Employment Agreement, by written notice to Mr. Hartman (if due to disability or for cause). Mr. Hartman may resign with prior written notice for any reason.
If we terminate Mr. Hartman’s employment without “cause” or Mr. Hartman terminates his employment for “good cause,” then we must provide Mr. Hartman with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Hartman, reimbursement for all expenses properly incurred under the terms of the Hartman Employment Agreement (the “Hartman Accrued Obligations”); (ii) continued payment of Mr. Hartman’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Hartman’s annual bonus that Mr. Hartman would have earned for the year in which his termination occurred. These payments (other than the Hartman Accrued Obligations) are subject to Mr. Hartman’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Hartman’s employment is terminated due to his death or disability, we must provide Mr. Hartman’s beneficiaries with (i) the Hartman Accrued Obligations; (ii) continued payment of Mr. Hartman’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Hartman’s annual bonus that Mr. Hartman would have earned for the year in which his death or disability occurred.
For purposes of the Hartman Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Hartman’s consent: (i) a material reduction in Mr. Hartman’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Mr. Hartman’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Hartman provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Hartman Employment Agreement, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Hartman pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Hartman Employment Agreement or any material Company policy or work rule; or

First Watch Restaurant Group, Inc.	35	2026 Proxy Statement

(vii) failure to follow reasonable directions or instructions issued by the Board, or refusal or failure to substantially perform his duties and responsibilities under the Hartman Employment Agreement to the reasonable satisfaction of the Board.
The Hartman Employment Agreement includes confidentiality, non-compete, non-solicitation and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Laura Sorensen
On August 21, 2017, the Company’s subsidiary, First Watch Restaurants, Inc., entered into an employment agreement with Laura Sorensen (the “Sorensen Employment Agreement”). The Sorensen Employment Agreement provides for a one-year term as Executive Vice President and Chief People Officer beginning on August 21, 2017, with automatic one-year renewals. The Sorensen Employment Agreement provides that Ms. Sorensen will receive an annual base salary and is eligible to participate in our annual cash incentive bonus plan and our equity incentive program described above. Under the Sorensen Employment Agreement, our Board may, in its discretion, change the amount of Ms. Sorensen’s annualized base salary to such greater amount as it may deem appropriate.
In addition to the above, Ms. Sorensen participates in the employee benefits programs offered by us to our similarly-situated employees.
Ms. Sorensen may terminate the agreement at any time with 30 days’ prior written notice, provided, however, we may accelerate Ms. Sorensen’s last day of employment to any date within the 30-day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Ms. Sorensen’s employment due to her death, or “disability” or for “cause,” as defined in the Sorensen Employment Agreement, by written notice to Ms. Sorensen (if due to disability or for cause). Ms. Sorensen may resign with prior written notice for any reason.
If we terminate Ms. Sorensen’s employment without “cause” or Ms. Sorensen terminates her employment for “good cause,” then we must provide Ms. Sorensen with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Ms. Sorensen, reimbursement for all expenses properly incurred under the terms of the Sorensen Employment Agreement (the “Sorensen Accrued Obligations”); (ii) continued payment of Ms. Sorensen’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Ms. Sorensen’s annual bonus that Ms. Sorensen would have earned for the year in which her termination occurred. These payments (other than the Sorensen Accrued Obligations) are subject to Ms. Sorensen’s execution and non-revocation of a waiver and release of claims.
In the event that Ms. Sorensen’s employment is terminated due to her death or disability, we must provide Ms. Sorensen’s beneficiaries with (i) the Sorensen Accrued Obligations; (ii) continued payment of Ms. Sorensen’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Ms. Sorensen’s annual bonus that Ms. Sorensen would have earned for the year in which her death or disability occurred.
For purposes of the Sorensen Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Ms. Sorensen’s consent: (i) a material reduction in Ms. Sorensen’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Ms. Sorensen’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Ms. Sorensen provides us with a prior written notice of her intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Sorensen Employment Agreement, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Ms. Sorensen pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Sorensen Employment Agreement or any material Company policy or work rule; or

First Watch Restaurant Group, Inc.	36	2026 Proxy Statement

(vii) failure to follow reasonable directions or instructions issued by the Board, or refusal or failure to substantially perform her duties and responsibilities under the Sorensen Employment Agreement to the reasonable satisfaction of the Board.
The Sorensen Employment Agreement includes confidentiality, non-compete, non-solicitation and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Mel Hope
We entered into an offer letter with Mr. Hope in July 2018. Mr. Hope is eligible to participate in our annual cash incentive bonus plan and our equity incentive program described above. Mr. Hope is also eligible to participate in the executive health program that includes a concierge doctor. Additionally, Mr. Hope is eligible to receive cell phone reimbursement and reimbursement for documented regular and customary professional licensing fees and expenses. If we terminate Mr. Hope’s employment without “cause,” or if Mr. Hope terminates his employment for “good reason,” then we must provide Mr. Hope with continued payment of his base salary for a period of 12 months, consistent with Company practices. These severance payments are subject to Mr. Hope’s execution and non-revocation of a waiver and release of claims.
For purposes of our arrangement with Mr. Hope, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Hope pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the letter agreement by which Mr. Hope accepted our offer of employment or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions issued by the Board, or refusal or failure to substantially perform his duties and responsibilities under the letter agreement by which Mr. Hope accepted our offer of employment to the reasonable satisfaction of the Board.
For the purposes of our arrangement with Mr. Hope, “good reason” means (i) any material diminution in his responsibilities, authorities or duties, or (ii) a relocation of more than 50 miles from his primary work location and primary residence.
Jay Wolszczak
We entered into an offer letter with Mr. Wolszczak in April 2018. Mr. Wolszczak is eligible to participate in our annual cash incentive bonus plan and our equity incentive program described above. Mr. Wolszczak is also eligible to participate in the executive health program that includes a concierge doctor. Additionally, Mr. Wolszczak is eligible to receive cell phone reimbursement. If we terminate Mr. Wolszczak’s employment without “cause,” then we must provide Mr. Wolszczak with continued payment of his base salary for a period of 12 months, consistent with Company practices. These severance payments are subject to Mr. Wolszczak’s execution and non-revocation of a waiver and release of claims.
For purposes of our arrangement with Mr. Wolszczak, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Wolszczak pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the letter agreement by which Mr. Wolszczak accepted our offer of employment or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions issued by the Board, or refusal or failure to substantially perform his duties and responsibilities under the letter agreement by which Mr. Wolszczak accepted our offer of employment to the reasonable satisfaction of the Board.
Equity award agreements
Pursuant to the terms of the RSU award agreements entered into with each of our NEOs in fiscal 2023, fiscal 2024 and fiscal 2025 (other than the special retention RSUs granted in fiscal 2025), upon such person’s termination of service by the Company without “cause” or by such person for “good reason,” on or prior to the first anniversary of a change in control,

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a portion of the RSUs that remain unvested as of the date of such termination of service, representing the lower of (i) the number of such person’s RSUs that remain unvested as of the date of such termination or service and (ii) in the case of Mr. Tomasso and Mr. Hope, 50%, and in the case of Mr. Hartman, Ms. Sorensen and Mr. Wolszczak, 37.5%, of such RSUs granted pursuant to the award agreement, which have not yet become vested as of the date of such termination of service will become fully vested upon the date of such termination of service. Notwithstanding the terms of the RSU award agreements, upon a qualifying termination that occurs within two years following a change in control, such awards will vest in full in accordance with the terms of the Executive Severance Plan, as described below.
For purposes of the award agreements, “cause” has the meaning as set forth in such person’s employment agreement or offer letter as described above and “good reason” means the occurrence of any of the following events without the consent of such person: (i) the Company materially reduces such person’s annual base salary or annual bonus opportunity percentage; (ii) a material diminution in such person’s responsibilities; or (iii) the Company relocates such person’s principal place of employment more than twenty (20) miles from the existing location as of the date of grant (unless such relocation results in a reduction in such person’s one-way commute). Notwithstanding the foregoing, the events described in clauses (i), (ii) and (iii) shall not constitute “good reason” unless (A) such person has given the Company written notice of such person’s resignation for “good reason,” setting forth the conduct of the Company that is alleged to constitute “good reason,” within 30 days following the first occurrence of such event, and (B) such person has provided the Company at least 30 days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.
Executive Severance Plan
All of our executive officers participate in the Executive Severance Plan (the “Severance Plan”). The Severance Plan was adopted in March 2025. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items: (i) a lump sum severance payment equal to two times annual base salary for our CEO and one and a half times annual base salary for our other executive officers, (ii) a lump sum payment equal to the executive officer’s target annual bonus for the year that includes the date of termination, pro-rated to reflect the number of days that the executive officer was employed by the Company during such year, (iii) a lump sum payment equal to the product of (x) the full annual premium that the executive officer would have to pay for continued healthcare coverage for the executive officer and his or her dependents in our medical insurance plan under COBRA and (y) the multiples applicable to the severance payments described above in this paragraph, and (iv) outplacement services for 18 months following the date of termination.
Under the Severance Plan’s change in control provisions, in the event of a change in control of the Company accompanied by a termination without cause or for good reason within the two years following such change in control, the Severance Plan provides for, among other items: (i) a lump sum severance payment equal to two and a half times annual base salary for our CEO and two times annual base salary for our other executive officers, (ii) a lump sum payment equal to the product of (x) executive officer’s target annual bonus for the year that includes the date of termination and (y) the multiples applicable to the severance payments described above in this paragraph, (iii) a lump sum payment equal to the product of (x) the full annual premium that the executive officer would have to pay for continued healthcare coverage for the executive officer and his or her dependents in our medical insurance plan under COBRA and (y) the multiples applicable to the severance payments described above in this paragraph, (iv) outplacement services for 18 months, and (v) the vesting in full of each outstanding unvested award under the 2021 Plan as of the date of termination.
Each of our executive officers has executed a participation agreement that is an exhibit to the Severance Plan, pursuant to which such executive has agreed that other than as set forth in the Severance Plan, the executive shall have no other rights or entitlement to severance payments or benefits from the Company or any of its subsidiaries, including any severance payments or benefits (i) set forth in any offer letter or employment agreement between the executive and the Company or (ii) offered to other Company employees pursuant to any other Company plan or policy. Pursuant to the participation agreement, each executive has also agreed that in the event the executive experiences a qualifying termination within two years following a change in control, the Severance Plan will govern the treatment of any equity awards that have been issued or may hereafter be issued to the executive under the 2021 Plan.
The Severance Plan includes confidentiality, non-compete, non-solicitation and non-disparagement provisions.

First Watch Restaurant Group, Inc.	38	2026 Proxy Statement

Except as discussed above, no NEO has a contractual right or other entitlement to severance or other payments upon termination or a change in control.

Potential Payments upon Termination or Change in Control
The following table presents the compensation payable to each of our NEOs under our existing plans and arrangements upon (i) an involuntary termination of the NEO by the Company other than for “cause” or voluntary termination by the NEO for “good reason” (a “qualifying termination”) unrelated to a change in control, (ii) a qualifying termination of the NEO within 24 months following a change in control (a “change in control termination”), and (iii) a termination of employment of the NEO due to death or disability, assuming the triggering event occurred on December 28, 2025 and based on our closing stock price on December 26, 2025, the last trading day of fiscal 2025. These benefits are in addition to benefits available generally to salaried employees.

Name/Triggering Event	Salary ($)	Bonus ($) (1)	Prorated Bonus ($) (2)	COBRA/Health Plan Continuation Coverage ($)	Acceleration of Vesting of Awards ($) (3)	Outplacement ($) (4)
Chris Tomasso
Qualifying termination	1,865,586	—	1,026,072	47,896	—	30,000
Change in control termination	2,331,983	2,565,181	—	59,870	11,052,103	30,000
Death or disability	466,400	—	963,610	—	—	—

Mel Hope
Qualifying termination	689,489	—	321,761	25,361	—	30,000
Change in control termination	919,318	643,523	—	33,814	1,390,805	30,000
Death or disability	—	—	—	—	—	—

Eric Hartman
Qualifying termination	673,320	—	314,216	21,330	—	30,000
Change in control termination	897,760	628,433	—	28,440	2,844,899	30,000
Death or disability	224,440	—	295,088	—	—	—

Laura Sorensen
Qualifying termination	672,284	—	313,732	35,922	—	30,000
Change in control termination	896,378	627,465	—	47,896	2,770,344	30,000
Death or disability	224,095	—	294,634	—	—	—

Jay Wolszczak
Qualifying termination	711,588	—	332,074	35,922	—	30,000
Change in control termination	948,784	664,149	—	47,896	3,058,204	30,000
Death or disability	—	—	—	—	—	—
___________________________
(1) Amounts shown for change in control termination represent multiples of target annual bonus amounts for each NEO (2.5x for Mr. Tomasso and 2.0x. for the remaining NEOs).
(2) Amounts shown for qualifying termination represent each NEO’s target annual bonus amount pro-rated for the full year and amounts shown for termination due to death or disability represent the actual bonus amount that would have been paid to such NEO based on fiscal 2025 performance pro-rated for the full year.
(3) Represents the value of the number of shares of Common Stock underlying the time-based restricted stock unit awards whose vesting will accelerate, valued based on the $15.91 closing market price of our Common Stock on December 26, 2025, the last trading day of fiscal 2025.
(4) Represents the value of the outplacement services for 18 months.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed upon termination may be different. Factors that could affect these amounts

First Watch Restaurant Group, Inc.	39	2026 Proxy Statement

include the timing during the year of any such event and our stock price. If we determine that any payment or distribution to an executive officer in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (the “excise tax”), and the executive officer would receive a greater net after-tax amount (taking into account all applicable taxes payable by the executive officer, including any excise tax under Section 4999 of the Internal Revenue Code) by applying the reduction contained in the Severance Plan, then the payments and benefits provided to the executive officer under the Severance Plan will be reduced (but not below zero) to the maximum amount which may be paid without the executive officer becoming subject to such an excise tax under Section 4999 of the Internal Revenue Code. The amounts reflected in the table below do not reflect the application of any reduction in compensation or benefits pursuant to this provision.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain measures of our financial performance for fiscal 2025, fiscal 2024 and fiscal 2023. For further information concerning our compensation objectives and how we align executive compensation with our performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) ($)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(3)	Total Shareholder Return ($) (4)	Comparator Group Total Shareholder Return ($) (5)	Net Income ($, in thousands) (6)	Adjusted EBITDA ($, in thousands) (7)
2025	11,523,150	10,514,342	2,850,104	2,755,716	111.92	124.14	19,432	120,918
2024	4,922,838	4,093,807	1,528,847	1,337,577	131.56	141.92	18,925	113,836
2023	4,928,318	7,338,517	1,574,767	2,309,574	141.43	118.47	25,385	99,483
___________________________
(1) The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Tomasso as calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Tomasso during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to his total compensation for each applicable year to determine the compensation actually paid:

	PEO ($)
	2025	2024	2023
Summary Compensation Table Total	11,523,150	4,922,838	4,928,318
Subtract Summary Compensation Table Value of Stock Awards	9,576,365	2,999,987	2,499,993
Add Covered Year-End Fair Value of Stock Awards Granted during Covered Year that are Outstanding and Unvested at Covered Year-End	8,914,245	2,262,999	3,237,748
Add Change in Fair Value as of Covered Year-End (Compared to Prior Year-End) of Prior Year Stock Awards and Option Awards that are Outstanding and Unvested at Covered Year-End*	(374,898)	(303,304)	1,371,164
Add Vesting Date Fair Value of Stock Awards that were Granted and Vested during the Covered Year	—	—	—
Add Change in Fair Value as of Vesting Date (Compared to Prior Year-End) of Prior Year Stock Awards and Option Awards that Vested during the Covered Year	28,210	211,261	301,280
Compensation Actually Paid	10,514,342	4,093,807	7,338,517
_____________________________________
* The valuation adjustments used to calculate fair values did not materially differ from those disclosed at the time of grant.

Adjustments for pension, dividend payments and forfeiture of stock awards that failed to vest are not covered as the Company does not have supplemental executive retirement plans, does not pay dividends on equity awards and no stock awards held by Mr. Tomasso were forfeited due to a failure to vest in any of the fiscal years presented.
(2) The dollar amounts reported in this column represent the average of the amounts reported for our NEOs as a group (excluding the PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included in such group for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023 and 2024, Mr.. Hope and Mr. Wolszczak, and (ii) for fiscal 2025, Mr. Hope, Mr. Hartman, Ms. Sorensen and Mr. Wolszczak.

First Watch Restaurant Group, Inc.	40	2026 Proxy Statement

(3) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO) in each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such group of NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding the PEO) for each year to determine the compensation actually paid:

	Non-PEO NEOs ($)
	2025	2024	2023
Summary Compensation Table Total	2,850,104	1,528,847	1,574,767
Subtract Summary Compensation Table Value of Stock Awards	2,054,159	699,983	574,993
Add Covered Year-End Fair Value of Stock Awards Granted during Covered Year that are Outstanding and Unvested at Covered Year-End	2,039,018	528,023	744,675
Add Change in Fair Value as of Covered Year-End (Compared to Prior Year-End) of Prior Year Stock Awards and Option Awards that are Outstanding and Unvested at Covered Year-End*	(84,158)	(82,380)	382,516
Add Vesting Date Fair Value of Stock Awards that were Granted and Vested during the Covered Year	—	—	—
Add Change in Fair Value as of Vesting Date (Compared to Prior Year-End) of Prior Year Stock Awards and Option Awards that Vested during the Covered Year	4,911	63,070	182,609
Compensation Actually Paid	2,755,716	1,337,577	2,309,574
_____________________________________
* The valuation adjustments used to calculate fair values did not materially differ from those disclosed at the time of grant.
Adjustments for pension, dividend payments and forfeiture of stock awards that failed to vest are not covered as the Company does not have supplemental executive retirement plans, does not pay dividends on equity awards and no stock awards held by any of the applicable named executive officers for 2025, 2024 and 2023 were forfeited due to a failure to vest during such years.
(4) Total shareholder return (TSR) is based upon an initial investment of $100 on December 23, 2022, the last trading day before the start of fiscal 2023. No dividends have been declared on our Common Stock during the measurement period.

(5) Represents peer group TSR. The peer group used for this purpose is the following published industry index: S&P Restaurants Index, which is the same peer group as reported in Part II, Item 5 in the Form 10-K.

(6) The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.

(7) Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense, income taxes and items that we do not consider in the evaluation of our ongoing core operating performance. Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to Net Income, the most comparable corresponding GAAP measure, see Appendix A - Non-GAAP Financial Measure Reconciliations. We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company for the most recently completed fiscal year to link compensation actually paid to our NEOs to Company performance.

Description of Relationships
The charts below show the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our named executive officers as a group (excluding the CEO) for fiscal 2023, fiscal 2024 and fiscal 2025 on the one hand, and (i) our cumulative TSR, (ii) our net income and (iii) our Adjusted EBITDA, respectively, over such years on the other. In addition, the first chart below illustrates the relationship between our cumulative TSR and that of the companies in the S&P Restaurants Index, in each case based on the value of an initial fixed $100 investment.

Relationship Between Compensation Actually Paid and Total Shareholder Return
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Compensation Actually Paid
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Total Shareholder Return Value of $100 investment on 12/23/2022
2023
2024
2025
PEO - CAP
Avg Non-PEO - CAP
TSR
Peer Group TSR

First Watch Restaurant Group, Inc.	41	2026 Proxy Statement

Relationship Between Compensation Actually Paid and FWRG Net Income
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Compensation Actually Paid
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
Net Income (in millions)
2023
2024
2025
PEO - CAP
Avg Non-PEO - CAP
Net Income

Relationship Between Compensation Actually Paid and FWRG Adjusted EBITDA
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Compensation Actually Paid
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
Adjusted EBITDA (in millions)
2023
2024
2025
PEO - CAP
Avg Non-PEO - CAP
Adjusted EBITDA

Tabular List of Financial Performance Measures
We consider the following performance measures to be the most important performance measures used by the Company to link compensation actually paid to our NEOs in fiscal 2025 to Company performance:
Adjusted EBITDA
Total Revenue
Unit Growth

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

First Watch Restaurant Group, Inc.	42	2026 Proxy Statement

PROPOSAL 2: SAY-ON-PAY PROPOSAL

As required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are being asked to vote to approve, on an advisory non-binding basis, the compensation of our NEOs as disclosed in this proxy statement (often referred to as “Say-On-Pay”).
Our Board believes that the executive compensation philosophy and practices disclosed in this proxy statement are appropriate and are aligned with stockholders’ interests. The Compensation Discussion and Analysis in this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during fiscal 2025 in more detail. We are requesting that stockholders cast an advisory non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Our Board and our Compensation Committee value the opinions of our stockholders in this matter, and, while this vote is advisory and not binding on the Board or Compensation Committee, they intend to consider the results of this vote when making future executive compensation decisions. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.
The vote required to approve the Say-On-Pay Proposal is the affirmative vote of the holders of a majority in voting power of the shares of Common Stock of the Company which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote.

The Board recommends a vote “FOR” the Say-On-Pay Proposal.

First Watch Restaurant Group, Inc.	43	2026 Proxy Statement

PROPOSAL 3: FREQUENCY OF SAY-ON-PAY PROPOSAL

As required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are soliciting, on an advisory non-binding basis, the vote of our stockholders regarding their preference for future Say-On-Pay votes to be held every one, two, or three years. The frequency that receives the affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal will be considered to be the frequency approved as the stockholders’ preference on the Frequency of Say-On-Pay Proposal. Because there are multiple frequency options presented, it is possible that no frequency will receive a majority vote. In such a case, we will consider the frequency option that receives the most votes by the holders of shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.
We qualified as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 prior to December 29, 2025, and we were not required to conduct Say-On-Pay votes pursuant to Section 14A of the Exchange Act in previous years. Our Board believes that a frequency of every one year for Say-On-Pay votes promotes communication with stockholders, provides meaningful and direct input by stockholders into our executive compensation program, policies and practices and is consistent with market practice. While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether Say-On-Pay votes should be held every year, every two years, or every three years. Advisory votes on the frequency of Say-On-Pay votes must be conducted at least once every six years, and we anticipate that our next such vote will be conducted at our 2032 annual meeting.

Our Board and the Compensation Committee value the opinions of our stockholders in this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board will consider that frequency to be the preference of our stockholders. However, because this vote is advisory and, therefore, not binding on us or our Board, our Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on our NEO compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.
The Board recommends that you vote for a preferred frequency of every “ONE YEAR” for the Frequency of Say-On-Pay Proposal.

First Watch Restaurant Group, Inc.	44	2026 Proxy Statement

DIRECTOR COMPENSATION
The Board has approved a compensation framework for our directors who are not employees of the Company and are not employees of our prior controlling stockholder (“Non-Employee Director Compensation”). Effective at the beginning of fiscal 2025, the cash component of the Non-Employee Director Compensation framework was increased to reflect an $80,000 base retainer; $60,000 for service as Board Chair; $15,000 for service as a member of the Audit Committee and $30,000 for service as the Audit Committee Chair; $12,500 for service as a member of the Compensation Committee and $25,000 for service as the Compensation Committee Chair; and $11,000 for service as a member of the Nominating and Corporate Governance Committee and $22,000 for service as the Nominating and Corporate Governance Committee Chair. Effective December 29, 2025, the cash component payment for the Board Chair was increased to $80,000. For fiscal 2025, the equity component of the Non-Employee Director Compensation granted to non-employee directors who were not employees of our prior controlling stockholder included RSUs with a $140,000 grant date fair value. Our Board Chair also received RSUs with a $60,000 grant date fair value. On the day following the 2025 annual meeting of stockholders, each eligible director received a number of RSUs with a value equal to the amount indicated above, calculated by using the closing price of our Common Stock on the day following the 2025 annual meeting of stockholders ($15.91 on May 22, 2025) and rounding down to the nearest whole number. The RSUs will vest on the first anniversary of the grant date, subject to the director’s continued membership on the Board as of such date.

The following table sets forth information concerning the compensation of our directors (other than our CEO and our directors who were employees of our prior controlling stockholder who do not participate in the Company’s Non-Employee Director Compensation framework) for fiscal 2025. Compensation information for Mr. Tomasso is included in the “Summary Compensation Table” above. Other than as set forth in the table and described herein, during fiscal 2025, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	All other compensation ($)	Total ($)
Ralph Alvarez	178,500	199,989	—	378,489
Irene Chang Britt	102,000	139,992	—	241,992
Michael Fleisher	100,000	139,992	—	239,992
Charles Jemley	110,000	139,992	—	249,992
William Kussell	91,000	139,992	—	230,992
Stephanie Lilak	105,000	139,992	—	244,992
Jostein Solheim	95,000	139,992	—	234,992
Rachel Tipograph (2)	N/A	N/A	N/A	N/A
___________________________
(1) Reflects the grant date fair value of RSUs granted and determined in accordance with FASB ASC 718.
(2) Ms. Tipograph joined our Board on December 29, 2025 and did not receive any compensation for fiscal 2025.

First Watch Restaurant Group, Inc.	45	2026 Proxy Statement

As of December 28, 2025, our non-employee directors held the following aggregate number of unvested RSUs as well as stock options received as compensation for their service on the Board prior to our IPO, all of which are currently exercisable:

Name	Restricted stock units (#)	Nonqualified stock options (#)
Ralph Alvarez	12,570	197,300
Irene Chang Britt	8,799	—
Michael Fleisher	8,799	—
Charles Jemley	8,799	—
William Kussell	8,799	92,485
Stephanie Lilak	8,799	—
Jostein Solheim	8,799	—
Rachel Tipograph (1)	—	—

(1) Ms. Tipograph joined our Board on December 29, 2025 and did not receive equity compensation for fiscal 2025.

First Watch Restaurant Group, Inc.	46	2026 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of First Watch Common Stock beneficially owned by:
•each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•each member of our Board and each of our NEOs; and
•all members of our Board and our current executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable and RSUs that will vest within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Subject to the paragraph above, the percentage ownership of shares is based on 61,625,155 shares of Common Stock issued and outstanding as of the Record Date. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 8725 Pendery Place, Suite 201, Bradenton, FL 34201.

	Shares of Common Stock beneficially owned
Name and address of beneficial owner	Number of shares	Percentage of shares
5% stockholders:
FMR LLC (1)	6,664,674	10.8%
BlackRock, Inc. (2)	3,115,700	5.1%
Neuberger Berman Group LLC /Neuberger Berman Investment Advisers LLC (3)	3,109,660	5.0%
NEOs and directors:
Chris Tomasso (4)	1,397,311	2.2%
Mel Hope (5)	437,830	*
Eric Hartman (6)	312,429	*
Laura Sorensen (7)	336,255	*
Jay Wolszczak (8)	315,834	*
Ralph Alvarez (9)	620,135	1.0%
Irene Chang Britt (10)	19,300	*
Michael Fleisher (11)	16,952	*
Charles Jemley (12)	31,933	*
William Kussell (13)	152,722	*
Stephanie Lilak (14)	27,016	*
Jostein Solheim (15)	19,256	*
Rachel Tipograph	—	*
All Board members and current executive officers as a group (15 persons) (16)	3,917,644	6.1%

First Watch Restaurant Group, Inc.	47	2026 Proxy Statement

_________________________
* Represents beneficial ownership of less than 1% of our outstanding Common Stock.
(1)FMR LLC, a parent holding company or control person, stated in its Schedule 13G/A filing on February 6, 2026 (the “FMR 13G filing”), that of the 6,664,673.92 shares of Common Stock beneficially owned at January 30, 2026, it has (a) sole voting power with respect to 6,660,798 shares, (b) shared voting power with respect to 0 shares, (c) sole power to dispose of 6,664,673.92 shares and (d) shared power to dispose of 0 shares. According to the FMR 13G filing, the address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)BlackRock, Inc., a parent holding company or control person, stated in its Schedule 13G filing on October 17, 2025 (the “BlackRock 13G filing”), that of the 3,115,700 shares of Common Stock beneficially owned at September 30, 2025, it has (a) sole voting power with respect to 3,041,460 shares, (b) shared voting power with respect to 0 shares, (c) sole power to dispose of 3,115,700 shares and (d) shared power to dispose of 0 shares. According to the BlackRock 13G filing, the address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC stated in their Schedule 13G filing on February 5, 2026 (the “Neuberger 13G filing”), that of the 3,109,660 and 3,105,973 shares of Common Stock beneficially owned, respectively, at December 31, 2025, Neuberger Berman Group LLC has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 2,949,566 shares, (c) sole power to dispose of 0 shares and (d) shared power to dispose of 3,109,660 shares, and Neuberger Berman Investment Advisers LLC has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 2,945,879 shares, (c) sole power to dispose of 0 shares and (d) shared power to dispose of 3,105,973 shares. According to the Neuberger 13G filing, the address of Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC is 1290 Avenue of the Americas, New York, NY 10104.
(4)Includes 1,224,425 shares of Common Stock held by Mr. Tomasso that are issuable upon exercise of stock options that are currently exercisable, 500 shares of Common Stock held indirectly by his daughter and 71,768 shares of Common Stock held indirectly by Big Fish Investments LLC.
(5)Includes 369,280 shares of Common Stock held by Mr. Hope that are issuable upon exercise of stock options that are currently exercisable.
(6)Includes 251,560 shares of Common Stock held by Mr. Hartman that are issuable upon exercise of stock options that are currently exercisable.
(7)Includes 304,345 shares of Common Stock held by Ms. Sorensen that are issuable upon exercise of stock options that are currently exercisable.
(8)Includes 289,345 shares of Common Stock held by Mr. Wolszczak that are issuable upon exercise of stock options that are currently exercisable.
(9)Includes (i) 197,300 shares of Common Stock held by Mr. Alvarez that are issuable upon exercise of stock options that are currently exercisable and (ii) 12,570 shares of Common Stock held by Mr. Alvarez that are issuable upon settlement of RSUs that vest within 60 days.
(10)Includes 8,799 shares of Common Stock held by Ms. Britt that are issuable upon settlement of RSUs that vest within 60 days.
(11)Includes 8,799 shares of Common Stock held by Mr. Fleisher that are issuable upon settlement of RSUs that vest within 60 days.
(12)Includes 8,799 shares of Common Stock held by Mr. Jemley that are issuable upon settlement of RSUs that vest within 60 days.
(13)Includes (i) 86,320 shares of Common Stock held by Mr. Kussell that are issuable upon exercise of stock options that are currently exercisable and (ii) 8,799 shares of Common Stock held by Mr. Kussell that are issuable upon settlement of RSUs that vest within 60 days. Also includes 25,000 shares of Common Stock held by the Melanie Kussell Irrevocable Trust of 2014 and 15,000 shares of Common Stock held by the David Kussell Irrevocable Trust of 2014.
(14)Includes 8,799 shares of Common Stock held by Ms. Lilak that are issuable upon settlement of RSUs that vest within 60 days.
(15)Includes 8,799 shares of Common Stock held by Mr. Solheim that are issuable upon settlement of RSUs that vest within 60 days.

First Watch Restaurant Group, Inc.	48	2026 Proxy Statement

(16)Includes (i) 934,622 shares of Common Stock that are issuable upon exercise of stock options that are currently exercisable and (ii) 2,983,022 shares of Common Stock that are issuable upon settlement of RSUs that vest within 60 days.

First Watch Restaurant Group, Inc.	49	2026 Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes the equity compensation plans under which our equity securities are authorized for issuance as of December 28, 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	5,588,291	$10.15	4,120,085
Equity compensation plans not approved by security holders	—	—	—
Total	5,588,291	$10.15	4,120,085

_____________________________
(1)The equity compensation plans approved by security holders are the 2017 Plan and the 2021 Plan. The maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 6,138,240. We do not intend to grant any further awards under the 2017 Plan. The initial maximum number of shares available for issuance to participants pursuant to awards under the 2021 Plan was 4,034,072 shares. The aggregate number of shares reserved for awards under the 2021 Plan automatically increases on the first day of each fiscal year during the term of the 2021 Plan beginning on December 26, 2022 and ending on December 30, 2030 in an amount equal to the least of (i) two percent (2%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding year, (ii) a number of shares of Common Stock determined by the Board, and (iii) 4,034,072 shares of Common Stock. On December 26, 2022, January 1, 2024, December 30, 2024, and December 29, 2025, the aggregate number of shares reserved for awards under the 2021 Plan automatically increased by 1,184,220, 1,197,834, 1,214,002 and 1,222,640, respectively. On August 5, 2025, the Company filed an S-8 Registration Statement with the SEC to register an additional 3,596,056 shares of Common Stock. The additional shares are of the same class as the other securities subject to the 2021 Plan for which the Registrant’s registration statement filed on Form S-8 on October 1, 2021 (Registration No. 333-259937) is effective.

First Watch Restaurant Group, Inc.	50	2026 Proxy Statement

PROPOSAL 4: AUDITOR RATIFICATION PROPOSAL

PricewaterhouseCoopers LLP (“PwC”) has been the independent registered public accounting firm for First Watch since 1999.
Vote Required and Board Recommendation
Although stockholder ratification of the Board’s action in this respect is not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2026. If the stockholders do not ratify the appointment of PwC, the Board may reconsider the appointment.
The vote required for the Auditor Ratification Proposal is the affirmative vote of the holders of a majority in voting power of the shares of Common Stock, which are present in person or represented by proxy and entitled to vote on the proposal. The Board recommends a vote “FOR” the Auditor Ratification Proposal.
A representative of PwC is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

First Watch Restaurant Group, Inc.	51	2026 Proxy Statement

AUDITOR FEES AND SERVICES
The following table lists the fees for services rendered by PwC for fiscal 2025 and fiscal 2024:

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Audit Fees (1)	$2,544,000	$1,691,200
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	2,000	2,000
Total Fees	$2,546,000	$1,693,200

_____________________________
(1) Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and reviews of our unaudited quarterly consolidated financial statements.
(2) Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
(3) Consists of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and restructuring.
(4) The aggregate of all other fees billed by PwC were for products and services other than the services reported above. These services included annual subscription licenses for accounting research and disclosure review tools, which we licensed from PwC during fiscal 2025 and fiscal 2024.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.
All services provided by PwC during fiscal 2025 and fiscal 2024 were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged PwC as our independent registered public accounting firm to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.
2.The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
3.The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with PwC its independence.
4.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, for filing with the SEC.

First Watch Restaurant Group, Inc.	52	2026 Proxy Statement

The foregoing has been furnished by the Audit Committee:
Charles Jemley (Chairperson)
Ralph Alvarez
Michael Fleisher
Jostein Solheim

This “Audit Committee Report” is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates it by reference.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Policy

Under our Related Person Transaction Policy, a “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. The Audit Committee will review all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transactions being given effect, or ratify such transactions, as applicable.
As set forth in the Related Person Transaction Policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee. Our policy also includes certain exceptions for transactions that need not be reported under Item 404 of Regulation S-K and provides the Audit Committee with the discretion to pre-approve certain transactions.
We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related person transactions.
There were no transactions since the beginning of our last fiscal year, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

First Watch Restaurant Group, Inc.	53	2026 Proxy Statement

OTHER MATTERS
Stockholders are referred to our Form 10-K for fiscal 2025 for financial and other information about the Company. In accordance with the rules of the SEC, we are furnishing our proxy materials, including this proxy statement and the Form 10-K, to our stockholders via the Internet at https://www.proxyvote.com. In addition, the Form 10-K and other reports we file with the SEC are available, free of charge, through the Investor Relations section of our website at https://investors.firstwatch.com/financial-information/sec-filings. The SEC also maintains a website that contains our reports, proxy statements, beneficial ownership information and other information that we file electronically with the SEC. The address of such site is http://www.sec.gov.

Copies of our Form 10-K for fiscal 2025, including the financial statements and the financial statement schedules (but excluding exhibits and information incorporated by reference), may be obtained without charge by first class mail or other equally prompt means within one (1) business day of receipt of such request by writing to Investor Relations, Attn: Jay Wolszczak, Chief Legal Officer, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, or calling 941-907-9800.

First Watch Restaurant Group, Inc.	54	2026 Proxy Statement

Appendix A
Non-GAAP Financial Measure Reconciliations

We have referenced “Adjusted EBITDA” and “Adjusted EBITDA margin,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP; rather, they are intended to provide investors with additional visibility into our operations, facilitate analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of our ongoing operating performance, help to identify operational trends and allow for greater transparency with respect to key metrics used by management in our financial and operational decision making. The table below reconciles these measures to Net income and Net income margin, respectively, which are the most directly comparable measures calculated in accordance with GAAP.

	FISCAL YEAR
(in thousands)	2025	2024	2023
Net income	$19,432	$18,925	$25,385
Depreciation and amortization	75,011	57,715	41,223
Interest expense	16,699	12,640	8,063
Income taxes	(7,299)	9,101	10,690
EBITDA	103,843	98,381	85,361
Stock-based compensation, net of amounts capitalized (1)	10,760	8,525	7,604
Transaction expenses, net (2)	2,533	2,587	3,147
Strategic transition costs (3)	3,279	1,843	892
Impairments and loss on disposal of assets (4)	448	525	1,359
Delaware Voluntary Disclosure Agreement Program (5)	55	126	1,250
Recruiting and relocation costs (6)	—	888	465
Severance costs (7)	—	204	26
Insurance proceeds in connection with natural disasters, net (8)	—	329	(621)
Loss on extinguishment of debt	—	428	—
Adjusted EBITDA	$120,918	$113,836	$99,483

Total revenues	$1,222,501	$1,015,910	$891,551
Net income margin	1.6%	1.9%	2.8%
Adjusted EBITDA margin	9.9%	11.2%	11.2%

Additional information
Deferred rent expense (9)	$309	$1,318	$2,090
_____________________________
(1) Represents non-cash, stock-based compensation expense, net of amounts capitalized, which is recorded within General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(2) Represents costs incurred in connection with the acquisition of franchise-owned restaurants, secondary offering costs, costs related to restaurant closures, expenses related to debt and revaluations of contingent consideration liability.
(3) Represents costs related to process improvements and strategic initiatives. These costs are recorded within General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(4) Represents impairment charges and costs related to the disposal of assets due to retirements, replacements, restaurant closures and natural disasters.
(5) Represents professional service costs incurred in connection with the Delaware Voluntary Disclosure Agreement Program related to unclaimed or abandoned property. These costs are recorded in General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(6) Represents costs incurred for hiring qualified individuals. These costs are recorded within General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(7) Severance costs are recorded in General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(8) Represents insurance recoveries, net of costs incurred, in connection with hurricane damage, which were recorded in Other income, net on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.
(9) Represents the non-cash portion of straight-line rent expense recorded within both Occupancy expenses and General and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income included in the Form 10-K.

First Watch Restaurant Group, Inc.	55	2026 Proxy Statement

FIRST WATCH

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FWRG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow below and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86137-P49037

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST WATCH RESTAURANT GROUP, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Irene Chang Britt
02) Charles Jemley
03) Rachel Tipograph

The Board of Directors recommends you vote "FOR" proposal 2.

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation paid to the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote every "1 YEAR" on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. To approve, on a non-binding, advisory basis, the frequency of future stockholder advisory votes regarding the compensation paid to the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 4.

	For	Against	Abstain
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the 2026 fiscal year.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned. **If no direction is made, this proxy will be voted "FOR ALL" on proposal 1, "FOR" proposal 2, "1 YEAR" for proposal 3 and "FOR" proposal 4.** In their discretion the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V86138-P49037

FIRST WATCH RESTAURANT GROUP, INC.
2026 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Wolszczak and Jody Gale, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of First Watch Restaurant Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via the Internet at 8:00 a.m. Eastern Time on Wednesday, May 20, 2026, at www.virtualshareholdermeeting.com/FWRG2026 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" ON PROPOSAL 1, "FOR" PROPOSAL 2, "1 YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE